                                                                     EXHIBIT 2.1
                     IN THE UNITED STATES BANKRUPTCY COURT

                         FOR THE DISTRICT OF DELAWARE



- - - - - - - - - - - - - - - - - - - - x
                                        :
In re:                                  :                    Chapter 11
                                        :
MASTER GRAPHICS, INC., et al.,          :              Case No. 00-2929(PJW)
                       -- ---           :
                                        :
Debtors.                                :              Jointly Administered
                                        :
- - - - - - - - - - - - - - - - - - - - x

                 FIRST AMENDED JOINT PLAN OF REORGANIZATION OF
                MASTER GRAPHICS, INC. AND PREMIER GRAPHICS, INC.
                ------------------------------------------------



                                                John Wm. Butler, Jr.
                                                George N. Panagakis
                                                Mark A. McDermott
                                                SKADDEN, ARPS, SLATE, MEAGHER
                                                   & FLOM (ILLINOIS)
                                                333 West Wacker Drive
                                                Chicago, Illinois  60606-1285
                                                (312) 407-0700

                                                             -and-

                                                Mark S. Chehi (I.D. No. 2885)
                                                SKADDEN, ARPS, SLATE, MEAGHER
                                                   & FLOM LLP
                                                One Rodney Square
                                                P.O. Box 636
                                                Wilmington, Delaware  19899-0636
                                                (302) 651-3000

                                                ATTORNEYS FOR DEBTORS
                                                Dated:  December 19, 2000

                               TABLE OF CONTENTS

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INTRODUCTION

ARTICLE I

   DEFINED TERMS AND RULES OF INTERPRETATION

   A.   Definitions..................................................... A - 1
        -----------
        1.1        "Administrative Claim"............................... A - 1
        1.2        "Administrative Convenience Claim"................... A - 1
        1.3        "Allowed"............................................ A - 1
        1.4        "Allowed Claim"...................................... A - 1
        1.5        "Avoidance Claims"................................... A - 2
        1.6        "Ballot"............................................. A - 2
        1.7        "Bankruptcy Code".................................... A - 2
        1.8        "Bankruptcy Court"................................... A - 2
        1.9        "Bankruptcy Rules"................................... A - 2
        1.10       "Bar Date"........................................... A - 2
        1.11       "Bar Date Order"..................................... A - 2
        1.12       "Business Day"....................................... A - 2
        1.13       "Cash"............................................... A - 2
        1.14       "Causes of Action"................................... A - 2
        1.15       "Certificates of Incorporation and By-Laws".......... A - 2
        1.16       "Chapter 11 Cases"................................... A - 2
        1.17       "Chief Executive Officer"............................ A - 2
        1.18       "Claim".............................................. A - 3
        1.19       "Claims Objection Deadline".......................... A - 3
        1.20       "Class".............................................. A - 3
        1.21       "Collateral"......................................... A - 3
        1.22       "Confirmation Date".................................. A - 3
        1.23       "Confirmation Hearing"............................... A - 3
        1.24       "Confirmation Order"................................. A - 3
        1.25       "Core Divisions"..................................... A - 3
        1.26       "Creditors' Committee"............................... A - 3
        1.27       "Creditors' Trust"................................... A - 3
        1.28       "Cure"............................................... A - 3
        1.29       "Debtor" or "Debtors"................................ A - 3
        1.30       "DIP Agent".......................................... A - 3
        1.31       "DIP Credit Agreement"............................... A - 3
        1.32       "DIP Facility"....................................... A - 3
        1.33       "DIP Facility Claim"................................. A - 3
        1.34       "DIP Facility Order"................................. A - 4
        1.35       "DIP Lenders"........................................ A - 4
        1.36       "Disallowed Claim"................................... A - 4
        1.37       "Disbursing Agent"................................... A - 4
        1.38       "Disclosure Statement"............................... A - 4
        1.39       "Disputed Claim"..................................... A - 4
        1.40       "Distribution Reserve"............................... A - 4
        1.41       "Division"........................................... A - 4
        1.42       "Effective Date"..................................... A - 4
        1.43       "Estates"............................................ A - 4
        1.44       "Exchange Act"....................................... A - 4
        1.45       "Exhibit"............................................ A - 4
        1.46       "Exhibit Filing Date"................................ A - 4

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
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
        1.47       "Existing Securities"................................ A - 4
        1.48       "Exit Facility"...................................... A - 4
        1.49       "Face Amount"........................................ A - 5
        1.50       "Final Order"........................................ A - 5
        1.51       "GE Capital"......................................... A - 5
        1.52       "General Unsecured Claim"............................ A - 5
        1.53       "Impaired"........................................... A - 5
        1.54       "Indemnitee"......................................... A - 5
        1.55       "Indemnification Rights"............................. A - 5
        1.56       "Indenture".......................................... A - 5
        1.57       "Indenture Trustee".................................. A - 5
        1.58       "Interest"........................................... A - 5
        1.59       "IRC"................................................ A - 5
        1.60       "IRS"................................................ A - 5
        1.61       "Master Graphics".................................... A - 5
        1.62       "Master Graphics Senior Notes Guaranty".............. A - 5
        1.63       "Net Proceeds"....................................... A - 5
        1.64       "New Holding Company"................................ A - 5
        1.65       "New Holding Company Common Stock"................... A - 6
        1.66       "New Operating Company".............................. A - 6
        1.67       "New Operating Company Common Stock"................. A - 6
        1.68       "New Warrant Put Note"............................... A - 6
        1.69       "New Warrant Put Note Guaranty Agreement"............ A - 6
        1.70       "Non-Core Divisions"................................. A - 6
        1.71       "Non-Core Assets".................................... A - 6
        1.72       "Old Common Stock"................................... A - 6
        1.73       "Old Preferred Stock"................................ A - 6
        1.74       "Other Priority Claim"............................... A - 6
        1.75       "Other Secured Claim"................................ A - 6
        1.76       "Person"............................................. A - 6
        1.77       "Petition Date"...................................... A - 6
        1.78       "Plan"............................................... A - 6
        1.79       "Plan Schedules"..................................... A - 6
        1.80       "Premier Graphics"................................... A - 6
        1.81       "Prepetition Administrative Agent"................... A - 6
        1.82       "Prepetition Credit Agreement"....................... A - 7
        1.83       "Prepetition Lenders"................................ A - 7
        1.84       "Priority Tax Claim"................................. A - 7
        1.85       "Pro Rata"........................................... A - 7
        1.86       "Professional"....................................... A - 7
        1.87       "Professional Claim"................................. A - 7
        1.88       "Professional Fee Order"............................. A - 7
        1.89       "Record Date"........................................ A - 7
        1.90       "Registration Rights Agreement"...................... A - 7
        1.92       "Reorganized Debtor" or "Reorganized Debtors"........ A - 7
        1.91       "Released Parties"................................... A - 7
        1.93       "Scheduled".......................................... A - 7
        1.94       "Schedules".......................................... A - 7
        1.95       "Secured Lender Claim"............................... A - 7
        1.96       "Securities Act"..................................... A - 7
        1.97       "Seller"............................................. A - 8
        1.98       "Seller Earn-Out Claim".............................. A - 8
        1.99       "Seller Note Claim".................................. A - 8
        1.100      "Senior Note Claim".................................. A - 8

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
        1.101      "Senior Notes"....................................................    A -  8
        1.102      "Trustee".........................................................    A -  8
        1.103      "Unimpaired Claim"................................................    A -  8
        1.104      "Voting Record Date"..............................................    A -  8
        1.105      "Warrant Put Note"................................................    A -  8
        1.106      "Warrant Put Note Claim"..........................................    A -  8
        1.107      "Warrant Put Note Guaranty Agreement".............................    A -  8
        1.108      "Warrant Put Note Guaranty Agreement Claim".......................    A -  8

   B.   Rules of Interpretation......................................................    A -  8
        -----------------------
   C.   Computation of Time..........................................................    A -  9
        -------------------

ARTICLE II

   ADMINISTRATIVE EXPENSES AND PRIORITY TAX CLAIMS

     2.1    Administrative Claims....................................................    A -  9
     2.2    Priority Tax Claims......................................................    A -  9

ARTICLE III

   CLASSIFICATION OF CLAIMS AND INTERESTS

     3.1    Premier Graphics.........................................................    A - 10
     3.2    Master Graphics..........................................................    A - 10

ARTICLE IV

   IDENTIFICATION OF CLASSES OF CLAIMS AND
   INTERESTS IMPAIRED AND NOT IMPAIRED BY THE PLAN

     4.1    Unimpaired Classes of Claims.............................................    A - 10
     4.2    Impaired Classes of Claims and Interests.................................    A - 10

ARTICLE V

   PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS

     5.1    Premier Graphics.........................................................    A - 11
     5.2    Master Graphics..........................................................    A - 12
     5.3    Special Provision Regarding Unimpaired Claims............................    A - 13

ARTICLE VI

   ACCEPTANCE OR REJECTION OF THE PLAN

     6.1  Classes Entitled to Vote...................................................    A - 13
     6.2  Acceptance by Impaired Classes.............................................    A - 13
     6.3  Presumed Acceptances by Unimpaired Classes.................................    A - 13
     6.4  Classes Deemed to Reject Plan..............................................    A - 13
     6.5  Summary of Classes Voting on the Plan......................................    A - 13
     6.6  Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code............    A - 13
     6.7  Confirmability and Severability of a Plan..................................    A - 13

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
ARTICLE VII

   MEANS FOR IMPLEMENTATION OF THE PLAN

     7.1     Corporate Existence...................................................  A - 14
     7.2     Vesting, Retention, and Disposition of Assets.........................  A - 14
     7.3     Directors and Officers of the Reorganized Debtors.....................  A - 14
     7.4     Certificates of Incorporation and By-laws.............................  A - 15
     7.5     Corporate Action......................................................  A - 15
     7.6     Cancellation of Existing Securities...................................  A - 15
     7.7     Issuance of New Securities and Related Documentation..................  A - 15
     7.8     Sources of Cash for Plan Distributions................................  A - 16
     7.9     Exemption from Certain Transfer Taxes.................................  A - 16
     7.10    Effectuating Documents; Further Transactions..........................  A - 16

ARTICLE VIII

   TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES

     8.1     Assumption of Executory Contracts and Unexpired Leases................  A - 16
     8.2     Rejection of Executory Contracts and Unexpired Leases.................  A - 17
     8.3     Cure of Defaults of Assumed Executory Contracts and Unexpired Leases..  A - 17
     8.4     Claims Based on Rejection of Executory Contracts or Unexpired Leases..  A - 17

ARTICLE IX

   PROVISIONS GOVERNING DISTRIBUTIONS

     9.1     Time of Distributions.................................................  A - 17
     9.2     Interest on Claims....................................................  A - 17
     9.3     Disbursing Agent......................................................  A - 17
     9.4     Delivery of Distributions.............................................  A - 18
     9.5     Record Date for Distributions.........................................  A - 18
     9.6     Surrender of Securities and Instruments...............................  A - 18
     9.7     Services of Indenture Trustees, Agents and Servicers..................  A - 18
     9.8     Allocation of Plan Distributions Between Principal and Interest.......  A - 19
     9.9     Withholding and Reporting Requirements................................  A - 19
     9.10    Means of Cash Payment.................................................  A - 19
     9.11    Fractional Shares.....................................................  A - 19
     9.12    Setoffs...............................................................  A - 19

ARTICLE X

   PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT AND UNLIQUIDATED CLAIMS

     10.1    Claims Administration Responsibility..................................  A - 19
     10.2    Objection Deadline; Prosecution of Objections.........................  A - 19
     10.3    No Distributions Pending Allowance....................................  A - 20
     10.4    Disputed Claims Reserve...............................................  A - 20
     10.5    Distributions After Allowance.........................................  A - 20

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
ARTICLE XI

   ALLOWANCE AND PAYMENT OF CERTAIN
   ADMINISTRATIVE CLAIMS

     11.1    DIP Facility Claim....................................... A - 20
     11.2    Professional Claims...................................... A - 21
     11.3    Other Administrative Claims.............................. A - 21

ARTICLE XII

   CONFIRMATION AND CONSUMMATION OF THE PLAN

     12.1    Conditions to Confirmation............................... A - 21
     12.2    Conditions to Effective Date............................. A - 21
     12.3    Waiver of Conditions..................................... A - 22

ARTICLE XIII

   EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

     13.1    Discharge of the Debtors................................. A - 22
     13.2    Compromises and Settlements.............................. A - 22
     13.3    Setoffs.................................................. A - 22
     13.4    Satisfaction of Subordination Rights..................... A - 23
     13.5    Exculpation and Limitation of Liability.................. A - 23
     13.6    Indemnification Obligations.............................. A - 22
     13.7    Releases by Debtors and Debtors in Possession............ A - 23
     13.8    Release by Holders of Claims and Interests............... A - 24
     13.9    Injunction............................................... A - 24
     13.10   Federal and State Regulatory Agencies.................... A - 24

ARTICLE XIV

   RETENTION OF JURISDICTION

ARTICLE XV

   MISCELLANEOUS PROVISIONS

     15.1    Binding Effect........................................... A - 26
     15.2    Payment of Statutory Fees................................ A - 26
     15.3    Amendment or Modification of the Plan.................... A - 26
     15.4    Revocation, Withdrawal or Non-Consummation............... A - 26
     15.5    Notice................................................... A - 26
     15.6    Governing Law............................................ A - 27
     15.7    Tax Reporting and Compliance............................. A - 27
     15.8    Committees............................................... A - 27
     15.9    Term of Injunctions or Stays............................. A - 27
     15.10   No Waiver or Estoppel.................................... A - 27

                                 INTRODUCTION

     Master Graphics, Inc. and its wholly-owned operating subsidiary, Premier Graphics, Inc., debtors and debtors-in-possession in the above-captioned chapter 11 cases, hereby propose the following joint plan of reorganization for the resolution of the outstanding claims against and interests in the Debtors. Capitalized terms used herein shall have the meanings ascribed to such terms in
Article I.
---------

     These reorganization cases have been consolidated for procedural purposes only and are being jointly administered pursuant to an order of the Bankruptcy Court. This Plan does not contemplate the substantive consolidation of the Debtors. Each Debtor is a proponent of a Plan contained herein within the meaning of section 1129 of the Bankruptcy Code. For voting and distribution purposes, the Plan contemplates separate classes for each Debtor. The distributions to be made to the claimant in each of such classes are set forth herein.

     Under section 1125(b) of the Bankruptcy Code, a vote to accept or reject the Plan cannot be solicited from the holder of a claim or interest until such time as the Disclosure Statement has been approved by the Bankruptcy Court and distributed to claim and interest holders. In this case, the Disclosure Statement was approved by the Bankruptcy Court by order entered on December 19, 2000, and has been distributed simultaneously with this Plan to all parties whose votes are being solicited. The Disclosure Statement contains, among other things, a discussion of the Debtors' history, business, properties and operations, projections for those operations, risk factors, a summary and analysis of the Plan, and certain related matters including, among other things, the securities to be issued under the Plan. ALL CLAIM HOLDERS ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT IN THEIR ENTIRETY BEFORE VOTING TO ACCEPT OR REJECT THIS PLAN.

     Subject to certain restrictions and requirements set forth in section 1127 of the Bankruptcy Code and Fed. R. Bankr. P. 3019 and those restrictions on modifications set forth in Article XV of this Plan, each of the Debtors
                           ----------
expressly reserves its respective rights to alter, amend, modify, revoke or withdraw this Plan with respect to such Debtor, one or more times, prior to its substantial consummation.

                                    ARTICLE I

                   DEFINED TERMS AND RULES OF INTERPRETATION

A.   Definitions
     -----------

     As used herein, capitalized terms have the meanings set forth below. Any term that is not otherwise defined herein, but that is used in the Bankruptcy Code or the Bankruptcy Rules, will have the meaning given to that term in the Bankruptcy Code or the Bankruptcy Rules, as applicable.

          1.1 "Administrative Claim" means a Claim for payment of an administrative expense of a kind specified in section 503(b) of the Bankruptcy Code and entitled to priority pursuant to section 507(a)(1) of the Bankruptcy Code, including, but not limited to, DIP Facility Claims, the actual and necessary costs and expenses, incurred after the Petition Date, of preserving the Estates and operating the business of the Debtors (including wages, salaries, or commissions for services rendered after the Petition Date), Professional Claims, all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, and all Allowed Claims that are entitled to be treated as Administrative Claims pursuant to a Final Order of the Bankruptcy Court under section 546(c)(2)(A) of the Bankruptcy Code.

          1.2 "Administrative Convenience Claim" means a Claim which would otherwise be a General Unsecured Claim which is in an amount equal to or less than $10,000.

          1.3 "Allowed" means with respect to a Claim or Interest an Allowed Claim or an Allowed Interest (as the case may be) in a particular Class or category specified.

          1.4 "Allowed Claim" means a Claim or any portion thereof (a) that has been allowed by a Final Order, or (b) as to which (i) no proof of claim has been timely filed with the Bankruptcy Court and (ii) the liquidated and noncontingent amount of which is Scheduled, other than a Claim that is Scheduled at zero, in an unknown amount, or as disputed, or (c) as to which a proof of claim in a liquidated amount has been timely filed with the Bankruptcy Court pursuant to the Bankruptcy

Code, any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and either (i) no objection to its allowance has been filed within the periods of limitation fixed by the Plan, the Bankruptcy Code or by any order of the Bankruptcy Court or (ii) any objection to its allowance has been settled or withdrawn, or has been denied by a Final Order, or (d) that is expressly allowed in a liquidated amount in this Plan.

          1.5 "Avoidance Claims" means Causes of Action arising under sections 502, 510, 541, 542, 544, 545, 547 through 551 or 553 of the Bankruptcy
Code, or under similar or related state or federal statutes and common law, including fraudulent transfer laws, whether or not litigation is commenced to prosecute such Causes of Action.

          1.6 "Ballot" means each of the ballot forms distributed with the Disclosure Statement to holders of Claims in Classes that are Impaired under the Plan and entitled to vote under Article VI hereof in connection with the
                                ----------
solicitation of acceptances of the Plan.

          1.7 "Bankruptcy Code" means the Bankruptcy Reform Act of 1978, as amended and codified in title 11 of the United States Code, 11 U.S.C. (S)(S) 101-1330.

          1.8 "Bankruptcy Court" means the Bankruptcy Court of the United States District Court for the District of Delaware or such other court as may have jurisdiction over the Chapter 11 Cases.

          1.9 "Bankruptcy Rules" means the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.

          1.10 "Bar Date" means the deadline for filing proofs of claim established by Bankruptcy Court as November 15, 2000, pursuant to the Bar Date Order and any supplemental bar dates established by the Bankruptcy Court pursuant to the Bar Date Order or other Final Order.

          1.11 "Bar Date Order" means the order entered by the Bankruptcy Court on September 12, 2000, which established the Bar Date.

          1.12 "Business Day" means any day, other than a Saturday, Sunday or "legal holiday" (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York City.

          1.13 "Cash" means legal tender of the United States of America and equivalents thereof .

          1.14 "Causes of Action" means any and all actions, causes of action, suits, accounts, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, rights to payment and claims, whether known, unknown, reduced to judgment, not reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured and whether asserted or assertable directly or derivatively, in law, equity or otherwise, including Avoidance Claims.

          1.15 "Certificates of Incorporation and By-Laws" means the certificates of incorporation and by-laws of New Holding Company and New Operating Company, in substantially the form of Exhibits A and B.
                                                ----------------

          1.16 "Chapter 11 Cases" means the chapter 11 cases of the Debtors pending in the Bankruptcy Court and being jointly administered with one another under Case No. 00-2929(PJW), and the phrase "Chapter 11 Case" when used with reference to a particular Debtor shall mean the particular case under Chapter 11 of the Bankruptcy Code commenced by such Debtor in the Bankruptcy Court.

          1.17 "Chief Executive Officer" means at any time prior to the Effective Date, the Person holding the title of chief executive officer of the Debtors, and at any time after the Effective Date, the Person holding the title of chief executive officer of the Reorganized Debtors.

          1.18 "Claim" means a claim against one of the Debtors, whether or not asserted, as defined in section 101(5) of the Bankruptcy Code.

          1.19   "Claims Objection Deadline" means the day that is the later of
(a) 120 days after the Effective Date (unless such day is not a Business Day, in which case the Claims Objection Deadline shall be the next Business Day thereafter), or (b) as to a particular Claim, 60 days after the filing of a proof of claim for, or request for payment of, such Claim or (c) such later date as may be established by the Bankruptcy Court for cause shown by the Reorganized Debtors.

          1.20 "Class" means a category of holders of Claims or Interests as described in Articles II and III of the Plan.
             -----------     ---

          1.21 "Collateral" means any property or interest in property of the Estates that is subject to a valid and enforceable lien to secure a Claim.

          1.22 "Confirmation Date" means the date of entry of the Confirmation Order.

          1.23 "Confirmation Hearing" means the hearing before the Bankruptcy Court held to consider confirmation of this Plan, as such hearing may be adjourned or continued from time to time.

          1.24 "Confirmation Order" means the order entered by the Bankruptcy Court confirming this Plan.

          1.25 "Core Divisions" means those Divisions listed as "Core Divisions" on Plan Schedule 1.41, as may be amended on or before the Effective
              ------------------
Date.

          1.26 "Creditors' Committee" means the Official Committee of Unsecured Creditors appointed pursuant to section 1102(a) of the Bankruptcy Code in the Chapter 11 Cases.

          1.27 "Creditors' Trust" means that certain trust that may be created at the election of the Committee on or before the Effective Date and as described in Plan Schedule 1.27, to serve as Disbursing Agent, to pursue Causes
             ------------------
of Action, and/or to review and object to Claims.

          1.28 "Cure" means the distribution within a reasonable period of time following the Effective Date of Cash, or such other property as may be agreed upon by the parties or ordered by the Bankruptcy Court, with respect to the assumption or assumption and assignment of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code, in an amount equal to all unpaid monetary obligations, without interest, or such other amount as may be agreed upon by the parties under such executory contract or unexpired lease, to the extent such obligations are enforceable under the Bankruptcy Code and applicable bankruptcy law.

          1.29 "Debtor" or "Debtors" means Master Graphics and Premier Graphics, individually or collectively.

          1.30 "DIP Agent" means GE Capital, in its capacity as administrative and collateral agent under the DIP Credit Agreement.

          1.31 "DIP Credit Agreement" means that certain Secured Super-Priority Debtor in Possession Loan and Security Agreement dated as of November 13, 2000, among Premier Graphics, as borrower; Master Graphics, Inc., as guarantor; the DIP Agent, as administrative and collateral agent; and the DIP Lenders, as such agreement may have been amended, supplemented or modified from time to time.

          1.32 "DIP Facility" means the $12 million debtor-in-possession secured financing facility provided to the Debtors by the DIP Lenders pursuant to the DIP Credit Agreement as authorized by the DIP Facility Order.

          1.33 "DIP Facility Claim" means all Administrative Claims of the DIP Agent and the DIP Lenders arising under the DIP Facility or the DIP Facility Order.

          1.34 "DIP Facility Order" means, collectively, the interim order that was entered by the Bankruptcy Court on August 3, 2000, the supplemental order with respect thereto entered on October 3, 2000, and the final order entered on November 9, 2000, authorizing and approving the DIP Financing, the DIP Credit Agreement and related agreements thereto.

          1.35 "DIP Lenders" means those entities identified as "Lenders" in the DIP Credit Agreement and their respective successors and assigns.

          1.36   "Disallowed Claim" means a Claim, or any portion thereof, that
(a) has been disallowed by a Final Order, or (b) (i) is Scheduled at zero or as contingent, disputed or unliquidated and (ii) as to which a Bar Date has been established but no proof of claim has been filed or deemed timely filed with the Bankruptcy Court pursuant to either the Bankruptcy Code or any Final Order of the Bankruptcy Court or otherwise deemed timely filed under applicable law.

          1.37 "Disbursing Agent" means the Reorganized Debtors with respect to any Cash distributions under the Plan and the Reorganized Debtors or such other entity as may be designated by the Reorganized Debtors, including the Trustee, to serve as disbursing agent with respect to all other distributions under the Plan.

          1.38 "Disclosure Statement" means the written disclosure statement that relates to this Plan, as approved by the Bankruptcy Court pursuant to section 1125 of the Bankruptcy Code and Bankruptcy Rule 3017, as such disclosure statement may be amended, modified or supplemented from time to time.

          1.39 "Disputed Claim" means a Claim, or any portion thereof, that is neither an Allowed Claim nor a Disallowed Claim, and includes, without limitation, Claims that (a) have not been Scheduled by the Debtors or have been Scheduled at zero, or as contingent, unliquidated or disputed or (b) are the subject of an objection filed in the Bankruptcy Court and which objection has not been withdrawn or overruled by a Final Order of the Bankruptcy Court.

          1.40 "Distribution Reserve" means the property for distribution to holders of Allowed Claims to be reserved pending allowance of Disputed Claims in accordance with Article X of the Plan.
                ---------

          1.41 "Division" means any operating division or unit of Premier Graphics, including, but not limited to, any division or unit currently and/or formerly identified, whether formally or informally, by any of the names listed on Plan Schedule 1.41.
   ------------------

          1.42 "Effective Date" means a Business Day determined by the Debtors after all of the conditions to the effectiveness of the Plan set forth in
Section 12.2 of the Plan have been satisfied or waived as provided in Section
------------                                                          -------
12.3 of the Plan.
----

          1.43 "Estates" means the bankruptcy estates of the Debtors as created under section 541 of the Bankruptcy Code.

          1.44 "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

          1.45 "Exhibit" means an exhibit annexed to either this Plan or as an appendix to the Disclosure Statement.

          1.46 "Exhibit Filing Date" means the date on which Exhibits and Plan Schedules shall be filed with the Bankruptcy Court, which date shall be at least five days prior to the Voting Deadline.

          1.47 "Existing Securities" means the Senior Notes, Seller Notes, Seller Earn-Out Agreements, Old Master Graphics Common Stock, Old Master Graphics Preferred Stock, and Old Premier Graphics Common Stock, including any such securities that have been authorized but not issued.

          1.48 "Exit Facility" means the financing facility to be provided pursuant to Section 7.8 of this Plan on the terms and conditions set forth in
            -----------
the final documentation to be filed with the Bankruptcy Court on or before the Effective Date.

          1.49 "Face Amount" means (a) when used in reference to a Disputed or Disallowed Claim, the full stated amount claimed by the Claim holder in any proof of claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order of the Bankruptcy Court or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.

          1.50 "Final Order" means an order or judgment, the operation or effect of which has not been stayed, reversed or amended and as to which order or judgment (or any revision, modification or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending.

          1.51 "GE Capital" means General Electric Capital Corporation, a New York corporation.

          1.52 "General Unsecured Claim" means a Claim (including a Senior Note Claim, a Seller Earn-Out Claim, and intercompany Claims between the Debtors) that is not a Secured Lender Claim, an Other Secured Claim, an Administrative Claim, a Priority Tax Claim, an Other Priority Claim or an Administrative Convenience Claim.

          1.53 "Impaired" refers to any Claim or Interest that is impaired within the meaning of section 1124 of the Bankruptcy Code.

          1.54 "Indemnitee" means all present and former directors, officers, employees, agents or representatives of a Debtor who are entitled to assert Indemnification Rights.

          1.55 "Indemnification Rights" means any obligations or rights of any of the Debtors to indemnify or contribute to the losses, liabilities or expenses of an Indemnitee pursuant to such Debtor's certificate of incorporation, bylaws or policy of providing employee indemnification, or applicable state law or specific agreement in respect of any claims, demands, suits, causes of action or proceedings against an Indemnitee based upon any act or omission related to an Indemnitee's service with, for or on behalf of such Debtor.

          1.56 "Indenture" means that certain Indenture dated as of December 11, 1998, as amended, between Premier Graphics and the Indenture Trustee.

          1.57 "Indenture Trustee" means United States Trust Company of New York, as trustee pursuant to the terms of the Indenture.

          1.58 "Interest" means the rights of any current or former holder or owner of any shares of Old Common Stock, Old Preferred Stock or any other equity securities of any of the Debtors authorized and issued prior to the Confirmation Date.

          1.59   "IRC" means the Internal Revenue Code of 1986, as amended.

          1.60 "IRS" means Internal Revenue Service of the United States of America.

          1.61 "Master Graphics" means Master Graphics, Inc., a Tennessee corporation.

          1.62 "Master Graphics Senior Notes Guaranty" means Master Graphics' guaranty of Premier Graphics' obligations under the Senior Notes.

          1.63 "Net Proceeds" means all proceeds from the sale of an asset minus all reasonable out-of-pocket direct costs, fees and expenses incurred in
-----
connection with such sale and provisions for any sales or other tax due and owing as a consequence of such sale.

          1.64 "New Holding Company" means a corporation to be created pursuant to the terms of the Plan to hold 100% of the New Operating Company Common Stock.

          1.65 "New Holding Company Common Stock" means shares of common stock of New Holding Company authorized under Section 7.7 of the Plan and under the
                                        -----------
Certificate of Incorporation of New Holding Company.

          1.66 "New Operating Company" means a corporation to be created pursuant to the terms of the Plan to be wholly-owned by New Holding Company.

          1.67 "New Operating Company Common Stock" means shares of common stock of New Operating Company authorized under Section 7.7 of the Plan and
                                                -----------
under the Certificate of Incorporation of New Operating Company.

          1.68 "New Warrant Put Note" means a new note to be issued by New Holding Company to GE Capital in full satisfaction of all Claims arising under or related to the Warrant Put Note or related documents, containing the terms and conditions summarized in Plan Schedule 1.68.
                             ------------------

          1.69 "New Warrant Put Note Guaranty Agreement" means a new guaranty agreement to be executed by New Operating Company for the benefit of GE Capital in full satisfaction of all Claims arising under or related to the Warrant Put Note Guaranty Agreement or related documents, containing the terms and conditions summarized in Plan Schedule 1.69.
                         ------------------

          1.70 "Non-Core Divisions" means those Divisions listed as "Non-Core Divisions" on Plan Schedule 1.41, as may be amended on or before the Effective
              ------------------
Date.

          1.71 "Non-Core Assets" means all of the assets related to the operations of the Non-Core Divisions and any and all proceeds of the foregoing and interest accruing with respect thereto.

          1.72 "Old Common Stock" means, with respect to each Debtor, shares of common stock of such Debtor and all options, warrants or rights, contractual or otherwise, if any, to acquire any such common stock.

          1.73 "Old Preferred Stock" means, with respect to each Debtor, all shares of preferred stock of such Debtor and all options, warrants or rights, contractual or otherwise, if any, to acquire any such preferred stock.

          1.74 "Other Priority Claim" means a Claim that is entitled to priority pursuant to section 507(a) of the Bankruptcy Code other than an Administrative Claim or Priority Tax Claim.

          1.75 "Other Secured Claim" means a Claim that is secured by a lien on property in which a Debtor's Estate has an interest or that is subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claimholder's interest in the applicable Estate's interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code or, in the case of setoff, pursuant to section 553 of the Bankruptcy Code.

          1.76 "Person" means an individual, corporation, partnership, joint venture, association, joint stock company, limited liability company, limited liability partnership, trust, estate, unincorporated organization or other entity.

          1.77 "Petition Date" means July 7, 2000, the date on which the Debtors filed their petitions for relief in the Bankruptcy Court commencing the Chapter 11 Cases.

          1.78 "Plan" means this first amended chapter 11 plan of reorganization for the Debtors as herein proposed, including all supplements, appendices and schedules thereto, either in its present form or as the same may be further altered, amended or modified from time to time in accordance with the Bankruptcy Code.

          1.79 "Plan Schedules" means a schedule annexed to either this Plan or as an appendix to the Disclosure Statement.

          1.80 "Premier Graphics" means Premier Graphics, Inc., a Delaware corporation.

          1.81 "Prepetition Administrative Agent" means GE Capital as administrative and collateral agent under the Prepetition Credit Agreement.

          1.82 "Prepetition Credit Agreement" means that certain Third Amended and Restated Loan and Security Agreement dated as of March 15, 1999, as amended, among Premier Graphics, as borrower, Master Graphics, as guarantor, and the Prepetition Lenders.

          1.83 "Prepetition Lenders" means the entities identified as "Lenders" under the Prepetition Credit Agreement and their respective successors and assigns.

          1.84 "Priority Tax Claim" means a Claim entitled to priority pursuant to section 507(a)(8) of the Bankruptcy Code.

          1.85 "Pro Rata" means with respect to a distributions regarding a particular Class, the proportion that (a) the Face Amount of a Claim in a particular Class bears to (b) the aggregate Face Amount of all Claims (including Disputed Claims, but excluding Disallowed Claims) in such Class, unless the Plan provides otherwise .

          1.86 "Professional" means those Persons employed in the Chapter 11 Cases pursuant to section 327 and 1103 of the Bankruptcy Code or otherwise.

          1.87 "Professional Claim" means an Administrative Claim of a Professional for compensation for services rendered or reimbursement of costs, expenses or other charges, expenses incurred after the Petition Date and prior to and including the Effective Date.

          1.88 "Professional Fee Order" means the order entered by the Bankruptcy Court on August 11, 2000, authorizing the interim payment of Professional Claims, as may be amended from time to time prior to the entry on the docket of the Confirmation Order.

          1.89 "Record Date" means the record date for purposes of making distributions under the Plan on account of Allowed Claims, which date shall be the Effective Date .

          1.90 "Registration Rights Agreement" means the agreement, in substantially the form attached as Exhibit C to this Plan, whereby the
                                   ---------
Reorganized Debtors shall be obligated to register certain shares of New Holding Company Common Stock pursuant to the terms and conditions of such agreement.

          1.91 "Released Parties" means, collectively, the Persons identified in Section 13.7 of the Plan.
   ------------

          1.92 "Reorganized Debtor" or "Reorganized Debtors" means New Operating Company and New Holding Company, individually or collectively.

          1.93 "Scheduled" means with respect to all Claim or Interest, the status and amount, if any, of such Claim or Interest as set forth in the Schedules.

          1.94 "Schedules" means the schedules of assets and liabilities and the statements of financial affairs filed in the Bankruptcy Court by the Debtors, as such schedules have been or may be further modified, amended or supplemented from time to time in accordance with Rule 1009 of the Bankruptcy Rules or Orders of the Bankruptcy Court.

          1.95 "Secured Lender Claim" means individually, a Claim of a Prepetition Lender under the Prepetition Credit Agreement and, collectively, the Claims of the Prepetition Lenders under the Prepetition Credit Agreement, including Claims for principal, plus accrued but unpaid interest through the Effective Date, and unpaid reasonable fees and expenses incurred by the Prepetition Lenders, the Prepetition Administrative Agent, and their respective professionals prior to and subsequent to the Petition Date.

          1.96   "Securities Act" means the Securities Act of 1933, 15 U.S.C.
(S)(S) 77c-77aa, as now in effect or hereafter amended.

          1.97 "Seller" means any Person who sold any entity to either Debtor prior to the Petition Date, including those entities that comprised the Divisions as of the Petition Date.

          1.98 "Seller Earn-Out Claim" means any Claim arising out of any agreement between either of the Debtors and any Seller providing for payment of performance-based consideration to such Seller for the sale of any entity by such Seller to either Debtor prior to the Petition Date, including, but not limited to, any and all notes, instruments, or other documents issued or executed in connection therewith.

          1.99 "Seller Note Claim" means any Claim arising out of any note issued by Master Graphics to any Seller as consideration to such Seller for the sale of any entity by such Seller to either Debtor prior to the Petition Date.

          1.100  "Senior Note Claim"  means any Claim arising out of a Senior
Note.

          1.101 "Senior Notes" means those certain 11 1/2% Senior Notes due 2005 issued by Premier Graphics pursuant to the terms of the Indenture.

          1.102  "Trustee"  means the trustee of the Creditors' Trust.

          1.103 "Unimpaired Claim" means a Claim that is not impaired within the meaning of Section 1124 of the Bankruptcy Code.

          1.104 "Voting Record Date" means the date established by the Bankruptcy Court as the date for determining those holders of Claims against the Debtors entitled to vote on the Plan.

          1.105 "Warrant Put Note" means that certain Demand Promissory Note, dated April 3, 2000, issued by Master Graphics to GE Capital.

          1.106 "Warrant Put Note Claim" means any Claim arising out of or relating to the Warrant Put Note.

          1.107 "Warrant Put Note Guaranty Agreement" means that certain Company Guaranty Agreement dated September 26, 1997, executed by Premier Graphics in favor of GE Capital.

          1.108 "Warrant Put Note Guaranty Agreement Claim" means any Claim arising out of or relating to the Warrant Put Note Guaranty Agreement.

B.   Rules of Interpretation
     -----------------------

          For purposes of this Plan, unless otherwise provided herein: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, will include both the singular and the plural; (b) unless otherwise provided in this Plan, any reference in this Plan to a contract, instrument, release or other agreement or document being in a particular form or on particular terms and conditions means that such document will be substantially in such form or substantially on such terms and conditions; (c) any reference in this Plan to an existing document or schedule filed or to be filed means such document or schedule, as it may have been or may be amended, modified or supplemented pursuant to this Plan; (d) any reference to an entity as a holder of a Claim or Interest includes that entity's successors and assigns; (e) all references in this Plan to Sections, Articles and Plan Schedules are references to Sections, Articles and Plan Schedules of or to this Plan; (f) the words "herein," "hereunder" and "hereto" refer to this Plan in its entirety rather than to a particular portion of this Plan; (g) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of this Plan; (h) subject to the provisions of any contract, certificates of incorporation, by-laws, instrument, release or other agreement or document entered into in connection with this Plan, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, federal law, including the Bankruptcy Code and Bankruptcy Rules; and (i) the rules of construction set forth in section 102 of the Bankruptcy Code will apply.

C.   Computation of Time
     -------------------

          In computing any period of time prescribed or allowed by this Plan, unless otherwise expressly provided for, the provisions of Bankruptcy Rule 9006(a) shall apply.


                                  ARTICLE II

                            ADMINISTRATIVE EXPENSES
                            AND PRIORITY TAX CLAIMS
                            -----------------------

          2.1    Administrative Claims. Subject to the provisions of Article XI
                                                                     ----------
of this Plan, on, or as soon as reasonably practicable after, the later of (a) the Effective Date, or (b) the date on which an Administrative Claim becomes an Allowed Administrative claim, each holder of an Allowed Administrative Claim shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, such Allowed Administrative Claim, (i) Cash equal to the unpaid portion of such Allowed Administrative Claim, (ii) such other treatment as to which the relevant Debtor or Reorganized Debtor and such Claim holder shall have agreed upon in writing or (iii) as otherwise may be provided under applicable law; provided, however, that Allowed Administrative Claims against a Debtor with respect to liabilities incurred in the ordinary course of business during the Chapter 11 Cases shall be paid in the ordinary course of business in accordance with the terms and conditions of any agreements relating thereto.

          2.2 Priority Tax Claims. On, or as soon as reasonably practicable after, the later of (a) the Effective Date, or (b) the date on which a Priority Tax Claim becomes an Allowed Priority Tax Claim, each holder of an Allowed Priority Tax Claim against a Debtor shall receive in full satisfaction, settlement, release and discharge of and in exchange for such Allowed Priority Tax Claim, at the sole option of the relevant Debtor, (i) equal Cash payments made on the last Business Day of every three-month period following the Effective Date, over a period not exceeding six years after the assessment of the tax on which such Claim is based, totaling the principal amount of such Claim plus simple interest on any outstanding balance from the Effective Date calculated at the interest rate available on ninety (90) day United States Treasuries on the Effective Date, (ii) such other treatment agreed to by the Allowed Priority Tax Claim holder and the applicable Debtor or Reorganized Debtor, provided, however, such treatment is on more favorable terms to the applicable Debtor than the treatment set forth in clause (i) hereof, or (iii) payment in full in Cash; provided, further, however, that any Priority Tax Claim that is not an Allowed Claim, including any Allowed Priority Tax Claim not due and owing on the Effective Date will be paid in accordance with this section when such Claim becomes due and owing.


                                  ARTICLE III

                    CLASSIFICATION OF CLAIMS AND INTERESTS

          Pursuant to section 1122 of the Bankruptcy Code, set forth below is a designation of classes of Claims against and Interests in each of the Debtors. All Claims and Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims and Priority Tax Claims, have not been classified and their treatment is set forth in Article II above.
                                                    ----------

          A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes. A Claim or Interest is also placed in a particular Class only for the purpose of voting on, and receiving distributions pursuant to, the Plan only to the extent that such Claim or Interest is an Allowed Claim or an Allowed Interest in that Class and such Claim or Interest has not been paid, released or otherwise settled prior to the Effective Date. Classes designated with a "P" refer to Classes of Claims against and Interests in Premier Graphics. Classes designated with an "M" refer to Classes of Claims against and Interests in Master Graphics.

          3.1  Premier Graphics

               (a) Class P-1. Class P-1 consists of all Secured Lender Claims against Premier Graphics.

               (b) Class P-2. Class P-2 consists of the Warrant Put Note Guaranty Agreement Claim against Premier Graphics.

               (c) Class P-3. Class P-3 consists of all Other Secured Claims against Premier Graphics.

               (d) Class P-4. Class P-4 consists of all Other Priority Claims against Premier Graphics.

               (e) Class P-5. Class P-5 consists of all General Unsecured Claims against Premier Graphics.

               (f) Class P-6. Class P-6 consists of all Administrative Convenience Claims against Premier Graphics.

               (g) Class P-7. Class P-7 consists of all Interests in Premier Graphics.

          3.2  Master Graphics

               (a) Class M-1. Class M-1 consists of all Secured Lender Claims against Master Graphics.

               (b) Class M-2. Class M-2 consists of the Warrant Put Note Claim against Master Graphics .

               (c) Class M-3. Class M-3 consists of all Other Secured Claims against Master Graphics.

               (d) Class M-4. Class M-4 consists of all Other Priority Claims against Mater Graphics.

               (e) Class M-5. Class M-5 consists of all General Unsecured Claims against Master Graphics.

               (f) Class M-6. Class M-6 consists of all Interests in Master Graphics.

                                  ARTICLE IV

                    IDENTIFICATION OF CLASSES OF CLAIMS AND
                INTERESTS IMPAIRED AND NOT IMPAIRED BY THE PLAN

          4.1 Unimpaired Classes of Claims. The Classes listed below are Unimpaired by the Plan:

                 Class P-3      Class M-3
                 Class P-4      Class M-4

          4.2 Impaired Classes of Claims and Interests. The Classes listed below are Impaired by the Plan, provided, however, that to the extent that the holders of Class P-1 or Class M-1 Secured Claims receive Cash in full satisfaction of the Allowed amount of their Claims on the later of the Effective Date or the date that such Claims are Allowed, such Secured Lender Claims are Unimpaired under the Plan:

                 Class P-1     Class M-1
                 Class P-2     Class M-2
                 Class P-5     Class M-5
                 Class P-6     Class M-6
                 Class P-7

                                   ARTICLE V

               PROVISIONS FOR TREATMENT OF CLAIMS AND INTERESTS

          5.1    Premier Graphics

                 (a) Class P-1 (Secured Lender Claims against Premier Graphics). On, or as soon as reasonably practicable after, the later of (a) the Effective Date, or (b) the date on which the Secured Lender Claims against Premier Graphics become Allowed Secured Lender Claims, the Prepetition Agent shall receive (on behalf of and for further distribution to the Prepetition Lenders in accordance with the Prepetition Credit Agreement), in full satisfaction, settlement, release and discharge of, and in exchange for, the Secured Lender Claims against Premier Graphics, (i) Cash, up to the full amount of the Allowed Secured Lender Claims against Premier Graphics, from the proceeds of the Exit Facility, other than proceeds required by the Reorganized Debtors for working capital and other purposes, and (ii) to the extent such proceeds from the Exit Facility are not sufficient to pay the Allowed Secured Lender Claims in full, Cash to be realized from the Net Proceeds of the Non-Core Assets that comprise Collateral of the Secured Lenders in accordance with the provisions of Section
                                                                       -------
7.2 of the Plan up to the remaining unpaid amount of the Allowed Secured Lender
---
Claims.

                 (b) Class P-2 (Warrant Put Note Guaranty Agreement). On, or as soon as reasonably practicable after, the later of (a) the Effective Date, or
(b) the date on which the Warrant Put Note Guaranty Agreement Claim becomes an Allowed Warrant Put Note Guaranty Agreement Claim, GE Capital shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, all Warrant Put Note Guaranty Agreement Claims, the New Warrant Put Note Guaranty Agreement.

                 (c) Class P-3 (Other Secured Claims against Premier Graphics). The legal, equitable and contractual rights of the holders of Allowed Other Secured Claims against Premier Graphics, if any, are unaltered by the Plan. On, or as soon as reasonably practicable after, the later of (a) the Effective Date, or (b) the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, each holder of an Allowed Other Secured Claim against Premier Graphics shall receive, in full satisfaction, settlement and release of, and in exchange for, such Allowed Other Secured Claim, at the election of Premier Graphics or the Reorganized Debtors, (i) Cash equal to the amount of such Allowed Other Secured Claim; (ii) such other less favorable treatment as to which Premier Graphics or the Reorganized Debtors and the holder of such Allowed Other Secured Claim shall agree upon in writing; or (iii) such other treatment that will not impair the holder of such Allowed Other Secured Claim pursuant to
Section 1124 of the Bankruptcy Code; provided, however, that any Allowed Other Secured Claim that is not an Allowed Claim on the Effective Date, including any Allowed Other Secured Claim not due and owing on the Effective Date will be paid in accordance with this section if and when such Claim becomes Allowed or is due and owing. Any default that existed with respect to any Other Secured Claim immediately prior to the Petition Date shall be deemed cured upon the Effective Date.

                 (d) Class P-4 (Other Priority Claims against Premier Graphics). The legal and equitable rights of the holders of Other Priority Claims against Premier Graphics are unaltered by the Plan. On, or as soon as reasonably practicable after, the later of (a) the Effective Date, or (b) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement and release of, and in exchange for, such Allowed Other Priority Claim, at the election of Premier Graphics or New Operating Company,
(i) Cash equal to the amount of such Allowed Other Priority Claim; (ii) such other less favorable treatment as to which the Premier Graphics or the Reorganized Debtors and the holder of such Allowed Other Priority Claim have agreed upon in writing; or (iii) such Claim will be otherwise treated in any other manner such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that any Allowed Other Priority Claim that is not an Allowed Claim on the Effective Date, including any Allowed Other Priority Claim not due and owing on the Effective Date will be paid in accordance with this section when such Claim becomes due and owing. Any default with respect to any Other Priority Claim that existed immediately prior to the Petition Date will be deemed cured on the Effective Date.

                 (e) Class P-5 (General Unsecured Claims against Premier Graphics). On the Effective Date, or as soon thereafter as is reasonably practicable, the Disbursing Agent shall receive on behalf of each holder of an Allowed General Unsecured Claim against Premier Graphics, in full satisfaction, settlement, release and discharge of, and in exchange for, each and every General Unsecured Claim against Premier Graphics, its Pro Rata share of the New Holding Company

Common Stock to be distributed Pro Rata by the Disbursing Agent to holders of Allowed General Unsecured Claims against Premier Graphics, at such times and in the manner provided in the Plan.

                    (f) Class P-6 (Administrative Convenience Claims against Premier Graphics). On, or as soon as reasonably practicable after, the later of
(a) the Effective Date, or (b) the date on which an Administrative Convenience Claim becomes an Allowed Administrative Convenience Claim, each holder of an Allowed Administrative Convenience Claim against Premier Graphics shall receive, in full satisfaction, settlement and release of, and in exchange for, such Allowed Administrative Convenience Claim, at the election of Premier Graphics or New Operating Company, (i) Cash in an amount equal to 25% of the amount of such Allowed Administrative Convenience Claim if the Debtors have sufficient Allowed Cash and Cash reserves to make Cash payments; or (ii) the same treatment as is afforded to holders of Allowed Class P-5 General Unsecured Claims against Premier Graphics if the Debtors determine that there are insufficient Cash and Cash reserves to make Cash payments pursuant to clause (i). If the latter election is made, holders of Administrative Convenience Claims shall be deemed holders of Class P-5 General Unsecured Claims for all purposes (including voting and distributions) under the Plan. Such election shall be made by the Debtors on or before the Effective Date.

                    (g) Class P-7 (Interests in Premier Graphics). On the Effective Date, the Old Common Stock of Premier Graphics and all other Interests in Premier Graphics will be cancelled and the holders thereof shall not receive or retain any distribution on account of such Interests.

               5.2  Master Graphics

                    (a) Class M-1 (Secured Lender Claims against Master Graphics). On, or as soon as reasonably practicable after, the later of (a) the Effective Date, or (b) the date on which the Secured Lender Claims against Master Graphics become Allowed Secured Lender Claims, the holders of Allowed Secured Lender Claims against Master Graphics shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, all Secured Lender Claims against Master Graphics, the distributions determined pursuant to Section 5.1(a) of the Plan.
            --------------

                    (b) Class M-2 (Warrant Put Note Claims). On, or as soon as reasonably practicable after, the later of (a) the Effective Date, or (b) the date on which the Warrant Put Note Claim becomes an Allowed Warrant Put Note Claim, GE Capital shall receive, in full satisfaction, settlement, release and discharge of, and in exchange for, all Claims under the Warrant Put Note, the New Warrant Put Note.

                    (c) Class M-3 (Other Secured Claims against Master Graphics). The legal, equitable and contractual rights of the holders of Allowed Other Secured Claims, if any, against Master Graphics are unaltered by the Plan. On, or as soon as reasonably practicable after, the later of (a) the Effective Date, or (b) the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, each holder of an Allowed Other Secured Claim against Master Graphics shall receive, in full satisfaction, settlement and release of, and in exchange for, such Allowed Other Secured Claim, at the election of the Debtors or the Reorganized Debtors, (i) Cash equal to the amount of such Allowed Other Secured Claim; (ii) such other less favorable treatment as to which the Debtors or the Reorganized Debtors and the holder of such Allowed Other Secured Claim shall agree upon in writing; or (iii) such other treatment that will not impair the holder of such Allowed Other Secured Claim pursuant to section 1124 of the Bankruptcy Code; provided, however, that any Allowed Other Secured Claim that is not an Allowed Claim on the Effective Date, including any Allowed Other Secured Claim not due and owing on the Effective Date, will be paid in accordance with this section if and when such Claim becomes Allowed or is due and owing. Any default that existed with respect to any Other Secured Claim immediately prior to the Petition Date shall be deemed cured upon the Effective Date.

                    (d) Class M-4 (Other Priority Claims). The legal and equitable rights of the holders of Other Priority Claims, if any, are unaltered by the Plan. On, or as soon as reasonably practicable after, the later of (a) the Effective Date, or (b) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, each holder of an Allowed Other Priority Claim shall receive, in full satisfaction, settlement and release of, and in exchange for, such Allowed Other Priority Claim, at the election of the Debtors or the Reorganized Debtors, (i) Cash equal to the amount of such Allowed Other Priority Claim; (ii) such other less favorable treatment as to which the Debtors or the Reorganized Debtors and the holder of such Allowed Other Priority Claim have agreed upon in writing; or (iii) such Claim will be otherwise treated in any other manner such that it will not be impaired pursuant to section 1124 of the Bankruptcy Code; provided, however, that any Allowed Other Priority Claim that is not an Allowed Claim on the Effective Date, including any Allowed Other Priority Claim not due and owing on the Effective Date will be paid in accordance with this section if and when such Claim becomes Allowed or is due and owing. Any default with respect to any Other Priority Claim that existed immediately prior to the Petition Date will be deemed cured on the Effective Date.

                    (e) Class M-5 (General Unsecured Claims against Master Graphics). The holders of General Unsecured Claims against Master Graphics shall not receive or retain any distribution of property under the Plan on account of such Claims and all such Claims shall be cancelled and extinguished on the Effective Date.

                    (f) Class M-6 (Interests in Master Graphics). On the Effective Date, the Old Common Stock of Master Graphics and all other Interests in Master Graphics will be cancelled and the holders thereof shall not receive or retain any distribution on account of such Interests.

               5.3 Special Provision Regarding Unimpaired Claims. Except as otherwise provided in the Plan, nothing shall affect the Debtors' or the Reorganized Debtors' rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to setoffs or recoupments against Unimpaired Claims.

                                  ARTICLE VI

                      ACCEPTANCE OR REJECTION OF THE PLAN

               6.1  Classes Entitled to Vote. Subject to Sections 6.3 and 6.4
                                                         ------------     ---
of the Plan, Claim and Interest holders in each Impaired Class of Claims or Interests are entitled to vote as a class to accept or reject the Plan. Votes will be separately tabulated by each of the Debtors with respect to each Plan that is contained in this joint Plan.

               6.2 Acceptance by Impaired Classes. In accordance with section 1126(c) of the Bankruptcy Code and except as provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims shall have accepted the Plan if the Plan is accepted by the holders of at least two-thirds (2/3) in dollar amount and more than one-half (1/2) in number of the Allowed Claims of such Class that have timely and properly voted to accept or reject the Plan.

               6.3 Presumed Acceptances by Unimpaired Classes. Classes P-3, P-4, M-3 and M-4 are Unimpaired by the Plan. Under section 1126(f) of the Bankruptcy Code, such Claim holders are conclusively presumed to accept the Plan, and the votes of such Claim holders will not be solicited.

               6.4 Classes Deemed to Reject Plan. Classes P-7, M-5 and M-6 are not entitled to receive or retain any property under the Plan. Under section 1126(g) of the Bankruptcy Code, Claim holders and Interest holders in such Classes are deemed to reject the Plan, and the votes of such Claim holders and Interest holders will not be solicited.

               6.5 Summary of Classes Voting on the Plan As a result of the provisions of Sections 6.1, 6.3 and 6.4 of this Plan, the votes of holders of
              ------------  ---     ---
Claims in the following Classes will be solicited with respect to this Plan:
P-1, P-2, P-5, P-6, M-1, and M-2, provided, however, that to the extent that the holders of Class P-1 or Class M-1 Secured Claims receive Cash in full satisfaction of the Allowed amount of their Claims on the later of the Effective Date or the date that such Claims are Allowed, such Secured Lender Claims are Unimpaired and shall be deemed to have accepted the Plan

               6.6 Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code. To the extent that any Impaired Class entitled to vote rejects the Plan or is deemed to have rejected the Plan, the Debtors will request confirmation of the Plan, as it may be modified from time to time, under section 1129(b) of the Bankruptcy Code.

               6.7 Confirmability and Severability of a Plan. The confirmation requirements of section 1129 of the Bankruptcy Code must be satisfied separately with respect to each Debtor. The Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan as it applies to any particular Debtor or any Exhibit or Plan Schedule. A determination by the Bankruptcy Court that the Plan, as it applies to any particular Debtor, is not confirmable pursuant to section 1129 of the Bankruptcy Code shall not limit or affect: (a) the confirmability of the Plan as it applies to any other Debtor, or (b) the Debtors' ability to modify the Plan, as it applies to any particular Debtor, to satisfy the confirmation requirements of section 129 of the Bankruptcy Code.

                                  ARTICLE VII

                     MEANS FOR IMPLEMENTATION OF THE PLAN

               7.1  Corporate Existence.

                    (a) On, or as soon as reasonably practicable after, the Effective Date, all appropriate actions shall be taken, in accordance with the terms of Section 7.7 of the Plan, to (i) wind-up and terminate the corporate
         -----------
existence of Master Graphics under the laws of Tennessee; (ii) form New Holding Company and New Operating Company pursuant to the Certificates of Incorporation and By-laws; (iii) transfer all of the assets of Premier Graphics, other than the Non-Core Assets and Causes of Action, to a creditor representative designated by the Debtors, who shall in turn transfer such assets to New Holding Company, which shall in turn transfer such assets to New Operating Company, and
(iv) issue all of the New Operating Company Common Stock to New Holding Company.

                    (b) Notwithstanding anything to the contrary in this Plan, the Unimpaired Claims of a particular Debtor shall remain the obligations solely of such Debtor and shall not become obligations of any other Debtor by virtue of the Plan, the Chapter 11 Cases, or otherwise.

               7.2  Vesting, Retention, and Disposition of Assets

                    (a) The Non-Core Assets and Causes of Action shall remain property of the Estate of Premier Graphics, provided, however, that, if agreed to by the Debtors, the Committee, and, to the extent there is insufficient Cash to pay in full the Secured Lender Claims, the Prepetition Lenders, the Non-Core Assets and Causes of Action may be transferred to a disposition trust, limited liability company or other entity to be controlled by New Operating Company. The Estate or such other entity, at the direction of the Reorganized Debtors, shall have full authority, to take any steps necessary to investigate and prosecute the Causes of Action and to dispose of the Non-Core Assets consistent with procedures approved by the Bankruptcy Court and sections 363 and 365 of the Bankruptcy Code, including, without limitation, the duty and obligation to make distributions to the holders of Allowed Claims in Classes P-1 and M-1. All liens and security interests, if any, in the Non-Core Assets and Causes of Action shall remain intact and attach to the Net Proceeds therefrom to the same extent, validity and relative priority as existed on the Effective Date. Any property or proceeds remaining in the estate or such other entity after satisfaction of all Allowed Secured Lender Claims shall be transferred to the New Operating Company.

                    (b) Upon the making of such Cash payments or the provision of such other treatment as may be mutually agreed upon by the Debtors and the Prepetition Lenders, the Prepetition Credit Agreement shall be terminated and any notes issued thereunder shall be cancelled. To the extent that any termination statements, instruments of satisfaction, or other similar releases of interests necessary to terminate or otherwise remove from title or record any filed financing statements, mortgages, or other documents or agreements evidencing a security interest in the Debtors assets shall not have been delivered to the Reorganized Debtors in proper form for filing and executed by the appropriate parties prior to, or in connection with, such satisfaction of the Secured Lender Claims, then the Reorganized Debtors are hereby authorized to
(a) execute and file such statements, instruments, releases or other documents on behalf of the Prepetition Agent or Secured Lenders with respect to the encumbered assets and (b) to file, register, or otherwise record a certified copy of the Confirmation Order, which, once filed, registered or otherwise recorded, shall constitute conclusive evidence of the release of all security interests in the Debtors' assets of any kind or nature whatsoever.

                    (c) On and after the Effective Date, the Reorganized Debtors may operate their businesses and may use, acquire and dispose of property and compromise or settle any claims or interests arising or becoming due on or after the Effective Date without supervision of or approval by the Bankruptcy Court and free and clear of any restrictions of the Bankruptcy Code or the Bankruptcy Rules, other than restrictions expressly imposed by the Plan or the Confirmation Order. Without limiting the foregoing, the Reorganized Debtors may pay the reasonable charges that they incur on or after the Effective Date for Professionals' fees, disbursements, expenses or related support services without application to the Bankruptcy Court.

               7.3 Directors and Officers of the Reorganized Debtors. Subject to any requirement of Bankruptcy Court approval pursuant to section 1129(a)(5) of the Bankruptcy Code, as of the Effective Date, the initial boards of directors of the

Reorganized Debtors shall each have five (5) directors. The Chief Executive Officer shall serve as chairman of the boards of directors and shall be entitled to appoint one additional director. The Chief Executive Officer, chief financial officer, and those directors not chosen initially by the Chief Executive Officer shall be appointed by the Creditors' Committee in consultation with the Debtors and shall be reasonably acceptable to the Chief Executive Officer. The Debtors shall file with the Bankruptcy Court written notice of the identities of the Chief Executive Officer, the other initial officers of the Reorganized Debtors and the members of the boards of directors on a date that is not less than five
(5) days prior to the Confirmation Hearing. Notwithstanding the foregoing, if and to the extent that the Creditors' Committee does not designate one or more of the foregoing officers or directors within five (5) days prior to the Confirmation Hearing, the Debtors shall designate and appoint such Persons by announcing their identities at the Confirmation Hearing. The current boards of directors of the Debtors will be deemed to have resigned on the Effective Date without further action on the part of such boards or the Debtors.

               7.4 Certificates of Incorporation and By-laws. The certificates of incorporation and by-laws of each of the Reorganized Premier Graphics and New Operating Company shall be structured or amended as necessary to satisfy the provisions of the Plan and the Bankruptcy Code, substantially in the form of Exhibits A and B and in form and substance reasonably satisfactory to the
----------------
Creditors' Committee, and shall include, among other things, (a) pursuant to section 1123(a)(6) of the Bankruptcy Code, a provision prohibiting the issuance of non-voting equity securities, but only to the extent required by section 1123(a)(6) of the Bankruptcy Code; and (b) provisions authorizing the issuance of New Operating Company Common Stock and New Holding Company Common Stock in amounts not less than the amounts necessary to permit the distributions thereof required or contemplated by the Plan. After the Effective Date, the Reorganized Debtors may amend and restate the Certificates of Incorporation and By-laws as permitted by applicable law.

               7.5 Corporate Action. On the Effective Date, the adoption of the Certificates of Incorporation or similar constituent documents, the adoption of the By-laws, the selection of directors and officers for the Reorganized Debtors, and all other actions contemplated by the Plan shall be authorized and approved in all respects (subject to the provisions of the Plan). All matters provided for in the Plan involving the corporate structure of the Debtors or the Reorganized Debtors, and any corporate action required by the Debtors or the Reorganized Debtors in connection with the Plan, shall, as of the Effective Date, be deemed to have occurred and shall be effective as provided herein, and shall be authorized and approved in all respects without any requirement of further action by the security holders or directors of the Debtors and the Reorganized Debtors.

               7.6 Cancellation of Existing Securities. On the Effective Date, except as otherwise provided for in the Plan, (a) the Existing Securities and any other notes, bonds (with the exception of surety bonds outstanding), indentures or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor, except such notes or other instruments evidencing indebtedness or obligations of a Debtor that are reinstated or amended and restated under the Plan, shall be cancelled without any further action, provided, however, that such notes or other instruments shall remain valid solely to the extent necessary to establish ownership for purposes of the distributions under the Plan, and (b) the obligations of, and/or Claims against, the Debtors under or relating to any agreements, indentures or certificates of designation governing the Existing Securities and any other notes, bonds, indentures or other instruments or documents evidencing or creating any indebtedness or obligations of a Debtor, except such notes or other instruments evidencing indebtedness or obligations of a Debtor that are reinstated or amended and restated under the Plan, as the case may be, shall be discharged; provided, however, that each indenture or other agreement that governs the rights of the Claim holder and that is administered by an indenture trustee, an agent or a servicer shall continue in effect solely for the purposes of allowing such indenture trustee, agent or servicer to make the distributions to be made on account of such Claims under the Plan as provided in Article IX of the Plan
                                                        ----------
and with respect to rights solely between the Claim holders and the respective indenture trustees, agents or servicers (such as an indenture trustee charging liens); provided, further, that this proviso shall not affect the discharge of the Debtors' or the Reorganized Debtors' liabilities under the Bankruptcy Code and the Confirmation Order or result in any expense or liability to the Reorganized Debtors.

               7.7 Issuance of New Securities and Related Documentation. On the Effective Date, the Reorganized Debtors shall issue (i) for distribution in accordance with the terms of the Plan, the New Holding Company Common Stock to the Disbursing Agent for the benefit of the holders of Allowed Class P-5 Claims, and (ii) the New Operating Company Common Stock to New Holding Company. The issuance of the New Holding Company Common Stock and the distribution thereof to holders of Allowed Class P-5 Claims shall be exempt from registration under applicable securities laws pursuant to section 1145(a) of the Bankruptcy Code. Without limiting the effect of section 1145 of the Bankruptcy Code, not earlier than the first anniversary of the Effective Date, New Holding Company will enter into a Registration Rights Agreement, substantially in the form of Exhibit C to
                                                                   ---------
be filed on or before the Exhibit Filing Date, with each holder of an Allowed Class P-5 Claim (a) who by virtue of holding New Holding Company Common Stock to be distributed under the Plan and/or its relationship with New Holding Company could reasonably be deemed to be an "affiliate" (as such term is used within the meaning of applicable securities laws) of New Holding Company, and (b) who requests in writing that New Holding Company execute such agreement. The Registration Rights Agreements shall contain certain shelf, demand and piggyback registration rights for the benefit of the signatories thereto.

               7.8 Sources of Cash for Plan Distributions. Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Reorganized Debtors to make payments pursuant to the Plan shall be obtained from existing Cash balances, the operations of the Debtors and the Reorganized Debtors, the proceeds from the disposition of the Non-Core Assets, and the proceeds from the Exit Facility. The principal documents with respect to the Exit Facility shall be filed by the Debtors with the Bankruptcy Court no later than the Exhibit Filing Date. In the Confirmation Order, the Bankruptcy Court shall approve the Exit Facility and all documents to be executed in connection therewith in substantially the form filed with the Bankruptcy Court (and with such changes as to which the Debtors and Lenders may agree) and authorize the Debtors to execute same together with such other documents as the Debtors and the lenders may reasonably require in order to effectuate the treatment afforded to such parties under the Exit Facility.

               7.9 Exemption from Certain Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, any transfers from the Debtors to the Reorganized Debtors or otherwise pursuant to the Plan shall not be subject to any document recording tax, stamp tax, conveyance fee, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, mortgage recording tax or other similar tax or governmental assessment, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forgo the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.

               7.10 Effectuating Documents; Further Transactions. On the Effective Date, the Chief Executive Officer and other executive officers of the Reorganized Debtors shall be authorized and directed to issue, execute, deliver file or record the contracts, instruments, securities, releases, and other agreements or documents contemplated by the Plan in the name of and on behalf of the Reorganized Debtors. The secretary or assistant secretary of the Reorganized Debtors shall be authorized to certify or attest to any of the foregoing actions.

                                 ARTICLE VIII

                       TREATMENT OF EXECUTORY CONTRACTS
                             AND UNEXPIRED LEASES

               8.1  Assumption of Executory Contracts and Unexpired Leases.
Each executory contract or unexpired lease as to which any of the Debtors is a party, including those listed in Plan Schedule 8.1, shall be deemed
                                 -----------------
automatically assumed in accordance with the provisions and requirements of sections 365 and 1123 of the Bankruptcy Code as of the Effective Date, unless such executory contract or unexpired lease (i) shall have been previously rejected by the Debtors by order of the Bankruptcy Court, (ii) is the subject of a motion to reject pending on or before the Effective Date, (iii) is listed on Plan Schedule 8.2 attached hereto, or (iv) is otherwise rejected pursuant to
-----------------
the terms of the Plan. Entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of such assumptions and rejections pursuant to sections 365 and 1123 of the Bankruptcy Code. Each executory contract and unexpired lease assumed pursuant to this Section 8.1 shall vest in and be fully
                                         -----------
enforceable by the Reorganized Debtors in accordance with its terms, except as modified by the provisions of the Plan, or any order of the Bankruptcy Court authorizing and providing for its assumption or applicable federal law.

               Each executory contract and unexpired lease that is assumed and relates to the use, ability to acquire or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts or unexpired leases appurtenant to the premises, including all easements, licenses, permits, rights, privileges, immunities, options, rights of first refusal, powers, uses, reciprocal easement agreements and any other interests in real estate or rights in rem related to such premises, unless any of the foregoing agreements has been rejected pursuant to a Final Order of the Bankruptcy Court or is otherwise rejected as a part of this Plan.

               8.2 Rejection of Executory Contracts and Unexpired Leases. The executory contracts and unexpired leases specifically listed on Plan Schedule
                                                                -------------
8.2 of the Plan as rejected as of the Effective Date shall be deemed
---
automatically rejected as of the Effective Date and the remaining executory contracts and leases identified on Plan Schedule 8.2 shall be deemed rejected
                                   -----------------
ten (10) days after the Debtors or the Reorganized Debtors serve written notice on the parties to such executory contracts and unexpired leases of the effective date of the rejection of such executory contracts and unexpired leases. As to those rejected executory contracts an unexpired leases rejected effective after the Effective Date, the Reorganized Debtors shall continue to perform their obligations thereunder until the effective date of such rejections. The Debtors reserve the right to (a) file a motion on or before the Confirmation Date to reject an executory contract or unexpired lease that (i) is not listed on Plan
                                                                          ----
Schedule 8.2, or (ii) has not been previously rejected by Final Order of the
------------
Bankruptcy Court, and (b) modify or supplement Plan Schedule 8.2 at any time
                                               -----------------
prior to the Effective Date, including, without limitation, the right to add any executory contract or unexpired lease to, or delete any executory contract or unexpired lease from, Plan Schedule 8.2.
                      -----------------

               8.3 Cure of Defaults of Assumed Executory Contracts and Unexpired Leases. Any monetary amounts by which each executory contract and unexpired lease to be assumed under the Plan may be in default shall be satisfied, under section 365(b)(1) of the Bankruptcy Code by Cure. In the event of a dispute regarding (a) the nature or the amount of any Cure, (b) the ability of the applicable Reorganized Debtor or any assignee to provide "adequate assurance of future performance" (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed, or (c) any other matter pertaining to assumption, Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption.

               8.4 Claims Based on Rejection of Executory Contracts or Unexpired Leases . If the rejection by a Debtor, pursuant to the Plan or otherwise, of an executory contract or unexpired lease results in a Claim, then such Claim shall be forever barred and shall not be enforceable against any Debtors, the Reorganized Debtor, or the properties of any of them unless a proof of claim is filed with the clerk of the Bankruptcy Court and served upon counsel to the Debtors, counsel to the Creditors' Committee, and, if served after the Effective Date, counsel to the Reorganized Debtors (a) entry of the Confirmation Order with respect to executory contracts and unexpired leases listed on Plan
                                                                         ----
Schedule 8.2 as rejected as of the Effective Date, or (b), within thirty (30)
------------
days after service of notice of the effective date of rejection of any other executory contract or unexpired lease listed on Plan Schedule 8.2. To the extent
                                                -----------------
a proof of claim is timely filed in connection with the rejection of an executory contract or unexpired lease, such Claim will be, and will be treated as, a General Unsecured Claim as to the respective Debtor, subject to any limitation on allowance of such Claims under section 502(b) of the Bankruptcy Code or otherwise.

                                  ARTICLE IX

                      PROVISIONS GOVERNING DISTRIBUTIONS

               9.1 Time of Distributions. Except as otherwise provided for herein or ordered by the Bankruptcy Court, distributions under the Plan on account of an Allowed Claim shall be made on the later to occur of (a) the Effective Date (or as soon thereafter as is practicable), or (b) as soon as reasonably practicable after such Claim becomes an Allowed Claim, or as otherwise provided by this Plan.

               9.2 Interest on Claims. Unless otherwise specifically provided for in the Plan, the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on Claims, and no Claim holder shall be entitled to interest accruing on or after the Petition Date on any Claim. To the extent provided for in the Plan, the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall accrue on Claims at the applicable non-default rate. Interest shall not accrue or be paid upon any Disputed Claim in respect of the period from the Petition Date to the Effective Date, but shall accrue from the Effective Date until such time that the Disputed Claim becomes an Allowed Claim.

               9.3 Disbursing Agent. The Disbursing Agent shall make all distributions required under this Plan, except that (a) the Indenture Trustee, as agent or servicer, shall make distributions of New Holding Company Common Stock and proceeds, if any, from Causes of Action to holders of Allowed Senior Note Claims in accordance with the Indenture, and (b) the Prepetition Administrative Agent shall make distributions to holders of Allowed Secured Lender Claims from the proceeds of sale of the Non-Core Assets. The Disbursing Agent shall reasonably cooperate with the Indenture Trustee, as agent or servicer, and the Prepetition Administrative Agent in making distributions in accordance with this Plan.

               9.4 Delivery of Distributions. Distributions to Allowed Claim holders shall be made by the Disbursing Agent (including the Trustee under the Creditors' Trust, if applicable), the Indenture Trustee (as agent or servicer), or the Prepetition Administrative Agent (for purposes of this paragraph, the "applicable disbursing agent") (a) at the addresses set forth on the proofs of claim filed by such Claim holders (or at the last known addresses of such Claim holders if no proof of claim is filed or if the Debtors have been notified of a change of address), (b) at the addresses set forth in any written notices of address changes delivered to the applicable disbursing agent after the date of any related proof of claim, (c) at the addresses reflected in the Schedules if no proof of claim has been filed and the applicable disbursing agent has not received a written notice of a change of address, or (d) in the case of a Claim holder whose Claim is governed by the Indenture or other agreement and is administered by the Indenture Trustee, at the addresses contained in the official records of the Indenture Trustee, including as set forth in any ballots cast with respect to such Claims. Distributions made to holders of Claims by the Indenture Trustee or the Prepetition Administrative Agent shall be subject to the rights of the Indenture Trustee and the Prepetition Administrative Agent under the Indenture, Prepetition Credit Agreement, or similar contract or agreement to enforce any charging liens thereunder. If any Claim holder's distribution is returned as undeliverable, no further distributions to such Claim holder shall be made unless and until the applicable disbursing agent is notified of such Claim holder's then current address, at which time all missed distributions shall be made to such Claim holder without interest. Amounts in respect of undeliverable distributions shall be returned to (x) the Indenture Trustee, with respect to Senior Note Claims or (y) New Operating Company with respect to distributions made by any other applicable disbursing agent, until such distributions are claimed. All claims for undeliverable distributions shall be made on or before the first (1st) anniversary of the Effective Date. After such date, all unclaimed property relating to distributions shall revert to New Operating Company and any New Holding Company Common Stock held for distribution on account of such Claim shall be cancelled and of no further force or effect and all the other unclaimed property shall revert to New Operating Company, free of any restrictions thereon and notwithstanding any federal or state escheat laws to the contrary. Nothing contained in the Plan shall require any of the applicable disbursing agents to attempt to locate any holder of an Allowed Claim or Interest.

               9.5 Record Date for Distributions. At the close of business on the Record Date, the transfer ledgers of the Indenture Trustee, or other agents and servicers of the Senior Notes shall be closed, and there shall be no further changes in the record holders of the Senior Notes. The Reorganized Debtors, the Indenture Trustee, and any other agents and servicers for the Senior Notes shall have no obligation to recognize any transfer of the Senior Notes occurring after the Record Date. The Reorganized Debtors, the Indenture Trustee, and any other agents and servicers for the Senior Notes shall be entitled instead to recognize and deal for all purposes hereunder with only those record holders stated on the transfer ledgers as of the close of business on the Record Date.

               9.6 Surrender of Securities and Instruments. On or before the date that distributions are first made by the Disbursing Agent, each holder of an instrument evidencing a Claim on account of Senior Notes (a "Certificate") shall surrender such Certificate to the Indenture Trustee who shall then deliver such Certificate to the Disbursing Agent in accordance with written instructions to be provided to such holder by the Indenture Trustee as promptly as practicable following the Effective Date, and such Certificate shall be cancelled. Such instructions shall specify that delivery of such Certificate will be effected, and risk of loss and title thereto will pass, only upon the proper delivery of such Certificate with a letter of transmittal in accordance with such instructions. No distribution of property hereunder shall be made to or on behalf of any such Claim holder unless and until such Certificate is received by the Disbursing Agent or the unavailability of such Certificate is reasonably established to the satisfaction of the Disbursing Agent. Any such Claim holder who fails to surrender or cause to be surrendered such Certificate or fails to execute and deliver an affidavit of loss and indemnity holding the Reorganized Debtors, the Disbursing Agent, the Indenture Trustee, or any other applicable agent or servicer, harmless from any damages, liabilities or costs incurred in treating such individual as a holder of an Allowed Claim and otherwise reasonably satisfactory to the Reorganized Debtors, the Disbursing Agent, the Indenture Trustee, or any other applicable agent or servicer, prior to the first (1st) anniversary of the Effective Date, shall be deemed to have forfeited, and shall be forever barred from asserting, any and all rights and Claims in respect of such Certificate and shall not participate in any distribution hereunder, and all property in respect of such forfeited distribution, including interest accrued thereon, shall revert to New Operating Company notwithstanding any federal or state escheat laws to the contrary. Upon compliance with this Section 9.6 by a holder of a Claim evidenced by a Senior
                     -----------
Note, such holder shall, for all purposes under the Plan, be deemed to have surrendered such note or other Security.

               9.7 Services of Indenture Trustees, Agents and Servicers. The services, with respect to consummation of the Plan, of the Indenture Trustee, including the reasonable fees and expenses of its counsel, under the Indenture and other agreements that govern the rights of holders of the Senior Notes, shall be as set forth elsewhere in this Plan. Notwithstanding the foregoing, New Operating Company shall reimburse the Indenture Trustee and any other agent or servicer for reasonable and necessary services performed by them as contemplated in this Plan.

               9.8 Allocation of Plan Distributions Between Principal and Interest. To the extent that any Allowed Claim entitled to a distribution under the Plan is comprised of indebtedness and accrued but unpaid interest thereon, such distribution shall, for federal income tax purposes, be allocated to the principal amount of the Claim first and then, to the extent the consideration exceeds the principal amount of the claim, to the portion of such Claim representing accrued but unpaid interest.

               9.9 Withholding and Reporting Requirements. The Reorganized Debtors and the Disbursing Agent (including the Trustee of the Creditors' Trust, if applicable), as the case may be, shall be authorized to take any and all actions that may be necessary or appropriate to comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to such withholding and reporting requirements. All entities holding Claims or Interests shall be required to provide any information necessary to effect the withholding of such taxes. Notwithstanding any other provision of the Plan (i) each holder of an Allowed Claim that is to receive a distribution of New Holding Company Common Stock pursuant to the Plan shall have sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any governmental unit, including income, withholding and other tax obligations, on account of such distribution, and (ii) no distribution shall be made to or on behalf of such holder pursuant to the Plan unless and until such holder has made arrangements satisfactory to the Reorganized Debtors and the Disbursing Agent, as the case may be, for the payment and satisfaction of such tax obligations. Any New Holding Company Common Stock to be distributed pursuant to the Plan shall, pending the implementation of such arrangements, be treated as an undeliverable distribution pursuant to the Plan.

               9.10 Means of Cash Payment. Payments of Cash made pursuant to the Plan shall be in U.S. dollars and shall be made, at the option and in the sole discretion of the Reorganized Debtors, by (a) checks drawn on, or (b) wire transfer from a domestic bank selected by the Reorganized Debtors. Cash payments to foreign creditors may be made, at the option of the Reorganized Debtors, in such funds and by such means as are necessary or customary in a particular foreign jurisdiction. Notwithstanding the foregoing, payments of Allowed DIP Facility Claims and Allowed Secured Lender Claims shall be made by wire transfer.

               9.11 Fractional Shares. Any other provision of the Plan notwithstanding, payments of fractions of shares of New Holding Company Common Stock shall not be made. Whenever any payment of a fraction of a share of New Holding Company Common Stock under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole share (up or down), with half shares being rounded down.

               9.12 Setoffs. The Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable nonbankruptcy laws, but shall not be required to, set off against any Claim and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that the Debtors, the Reorganized Debtors, may have against the holder of such Claim; provided, however, that neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such claim that the Debtors or the Reorganized Debtors may have against such holder.

                                   ARTICLE X

                      PROCEDURES FOR RESOLVING DISPUTED,
                      CONTINGENT AND UNLIQUIDATED CLAIMS

               10.1 Claims Administration Responsibility. Each Reorganized Debtor (or such other Person designated by the Reorganized Debtors to act on their behalf, including the Trustee) shall retain responsibility for administering, disputing, objecting to, compromising or otherwise resolving and making distributions on account of the respective Claims of such Debtor.

               10.2 Objection Deadline; Prosecution of Objections. No later than the Claims Objection Deadline (as may be extended by an order of the Bankruptcy Court), the Debtors or the Reorganized Debtors shall file objections to Claims with the Bankruptcy Court and serve such objections upon the holders of each of the Claims to which objections are made, provided, however, the Debtors and the Reorganized Debtors shall not object to Claims specifically Allowed pursuant to the

Plan. Nothing contained herein, however, shall limit the right of the Reorganized Debtors to object to Claims, if any, filed or amended after the Claims Objection Deadline. The Debtors and the Reorganized Debtors shall be authorized to, and shall, resolve all Disputed Claims by withdrawing or settling such objections thereto, or by litigating to judgment in the Bankruptcy Court or such other court having jurisdiction the validity, nature and/or amount thereof.

               10.3 No Distributions Pending Allowance. No payments or distributions will be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by a Final Order, and the Disputed Claim has become an Allowed Claim. All objections to Claims must be filed on or before the Claims Objection Deadline.

               10.4 Disputed Claims Reserve. The Disbursing Agent shall withhold the Distribution Reserve from the property to be distributed to particular classes under the Plan based upon the Face Amount of Disputed Claims as directed by the Reorganized Debtors. The Disbursing Agent shall withhold such amounts or property as may be necessary from property to be distributed to other Classes of Claims under the Plan based upon the Face Amount of such Claims. The Reorganized Debtors or their designated Disbursing Agent may request estimation for any Disputed Claim that is contingent or unliquidated, and the Disbursing Agent will withhold the applicable Distribution Reserve based upon the estimated amount of each such Claim as estimated by the Bankruptcy Court. If the Reorganized Debtors or their designated Disbursing Agent elects not to request such an estimation from the Bankruptcy Court with respect to a Disputed Claim that is contingent or unliquidated, the Disbursing Agent shall withhold the applicable Distribution Reserve based upon the good faith estimate of the Reorganized Debtors or their designated Disbursing Agent of such Claim. The Disbursing Agent shall also place in the applicable Distribution Reserve any dividends, payments or other distributions made on account of, as well as any obligations arising from, the property withheld as the applicable Distribution Reserve, to the extent that such property continues to be withheld as the applicable Distribution Reserve at the time such distributions are made or such obligations arise. If practicable, the Disbursing Agent will invest any Cash that is withheld as the applicable Distribution Reserve in a manner that will yield a reasonable net return, taking into account the safety of the investment. Nothing in this Plan or the Disclosure Statement shall be deemed to entitle the holder of a Disputed Claim to postpetition interest on such Claim.

               10.5 Distributions After Allowance. Payments and distributions from the Distribution Reserve shall be made as appropriate to the holder of any Disputed Claim that has become an Allowed Claim, as soon as practicable after the date such Disputed Claim becomes an Allowed Claim. Such distributions shall be based upon the cumulative distributions that would have been made to the holder of such Claim under the Plan if the Disputed Claim had been Allowed on the Effective Date and shall not be limited by the Disputed Claim Amounts previously reserved with respect to such Disputed Claim to the extent that additional amounts are available therefor, but only to the extent that such additional amounts have not yet been distributed to holders of Allowed Claims. Upon such distribution, the reserve shall be reduced by an amount equal to the amount reserved with respect to such Disputed Claim. After a Final Order has been entered, or other final resolution has been reached, with respect to all Class P-5 Disputed Claims, any remaining New Holding Company Common Stock shall be distributed, Pro Rata, to Allowed Class P-5 Claims.

                                  ARTICLE XI

                       ALLOWANCE AND PAYMENT OF CERTAIN
                             ADMINISTRATIVE CLAIMS

               11.1 DIP Facility Claims. On or as soon as reasonably practicable after the Effective Date, the Allowed DIP Facility Claims shall be paid in full in Cash. Any disputes as to the Allowed amount of such DIP Facility Claims shall be resolved by the Bankruptcy Court as soon as reasonably practicable upon motion by the Debtors after notice to the DIP Lenders; provided, however, that any amount of such Claims that is not disputed shall be paid by the Debtors in full in Cash on the Effective Date and only the balance of such Claims, if any, shall be treated as a Disputed Claim. Upon compliance with the foregoing, all liens and security interests granted to secure the DIP Facility Claims shall be deemed cancelled and shall be of no further force or effect. To the extent that any termination statements, instruments of satisfaction, or other similar releases of interests necessary to terminate or otherwise remove from title or record any filed financing statements, mortgages, or other documents or agreements evidencing a security interest in the Debtors assets shall not have been delivered to the Debtors or the Reorganized Debtors in proper form for filing and executed by the appropriate parties prior to, or in connection with, such satisfaction of the DIP Facility Claims, then the Debtors and the Reorganized Debtors are hereby authorized to (a) execute and file such statements, instruments, releases or other documents on behalf of the Postpetition Agent or the DIP Lenders with respect to the encumbered assets and
(b) to file, register, or otherwise record a certified copy of the Confirmation Order, which, once filed, registered or otherwise recorded, shall constitute conclusive evidence of the release of all security interests in the Debtors' and the Reorganized Debtors' assets of any kind or nature whatsoever.

               11.2 Professional Claims.

                    (a) On the Effective Date, the Debtors shall pay all amounts owing to Professionals for all outstanding amounts relating to prior periods through the Effective Date approved by the Bankruptcy Court in accordance with the Professional Fee Order; provided, however, that Professionals shall continue to prepare monthly fee applications in accordance with the Professionals Fee Order up to the Effective Date. Professionals shall estimate fees and expenses the Effective Date. On the Effective Date, the Reorganized Debtors shall fund an escrow account in an amount equal to the aggregate amount of outstanding fee applications not ruled upon by the Bankruptcy Court as of the Effective Date plus the aggregate amount of all estimated fees and expenses due for periods that have not been billed as of the Effective Date. Such escrow account shall be used by the Reorganized Debtors to pay the remaining Professional Claims owing to the Professionals as and when Allowed by the Bankruptcy Court. When all Professional Claims have been paid in full, amounts remaining in such escrow account, if any, shall be returned to the Reorganized Debtors.

                    (b) All Professionals or other entities requesting compensation or reimbursement of expenses pursuant to sections 327, 328, 330, 331, 503(b) and 1103 of the Bankruptcy Code for services rendered before the Effective Date (including compensation for making a substantial contribution in any of the Chapter 11 Cases) shall file with the Bankruptcy Court and serve such applications on counsel for the Debtors, the Creditors' Committee, the United States Trustee and as otherwise required by the Bankruptcy Court and the Bankruptcy Code an application for final allowance of compensation and reimbursement of expenses no later than forty-five (45) days after the Effective Date. Objections to applications of Professionals and other entities for compensation and reimbursement of expenses must be filed with the Bankruptcy Court no later than sixty-five (65) days after the Effective Date. All compensation and reimbursement of expenses allowed by the Bankruptcy Court shall be paid ten (10) days after the entry of an Order allowing such fees and expenses, or as soon thereafter as practicable.

               11.3 Other Administrative Claims. All other requests for payment of an Administrative Claim, including fees for the Indenture Trustee and its counsel (other than as set forth in Section 11.2 of this Plan), must be filed with the Bankruptcy Court and served on counsel for the Debtors and/or the Reorganized Debtors no later than forty-five (45) days after the Effective Date. Unless the Debtors object to an Administrative Claim within forty-five (45) days after receipt, such Administrative Claim shall be deemed allowed in the amount requested. In the event that the Debtors object to an Administrative Claim, the Bankruptcy Court shall determine the Allowed amount of such Administrative Claim. Notwithstanding the foregoing, no request for payment of an Administrative Claim need be filed with respect to an Administrative Claim which is paid or payable by a Debtor in the ordinary course of business.

                                  ARTICLE XII

                   CONFIRMATION AND CONSUMMATION OF THE PLAN

               12.1 Conditions to Confirmation. The following are conditions precedent to confirmation of the Plan that may be satisfied or waived in accordance with Section 12.2 of the Plan:
                ------------

                    (a) The Bankruptcy Court shall have approved by Final Order a Disclosure Statement with respect to the Plan in form and substance reasonably acceptable to the Debtors.

                    (b) The Confirmation Order shall be in form and substance reasonably acceptable to the Debtors.

               12.2 Conditions to Effective Date. The following are conditions precedent to the occurrence of the Effective Date:

                    (a) The Debtors shall have entered into the Exit Facility and all conditions precedent to the consummation thereof shall have been waived or satisfied in accordance with the terms thereof.

                    (b) The Debtors or the Reorganized Debtors shall have Cash on hand sufficient to pay all Allowed Claims and to make any other payments required to be paid under this Plan by the Debtors or the Reorganized Debtors on or as soon as practicable after the Effective Date.

                    (c) The Confirmation Order shall be in form and substance acceptable to the Debtors and shall have been entered by the Bankruptcy Court and shall be a Final Order, and no request for revocation of the Confirmation Order under section 1144 of the Bankruptcy Code shall have been made, or, if made, shall remain pending.

                    (d) Any order necessary to satisfy any condition to the effectiveness of the Plan shall have become a Final Order and all documents provided for under the Plan shall have been executed and delivered by the parties thereto.

               12.3 Waiver of Conditions.  The conditions set forth in Sections
                                                                       --------
12.1 and 12.2 of the Plan may be waived, in whole or in part, by the Debtors in
----     ----
their sole discretion without notice to any other parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Confirmation Date or the Effective Date may be asserted by the Debtors in their sole discretion regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors in their sole discretion). The failure of the Debtors in their sole discretion to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right, which may be asserted at any time.

                                 ARTICLE XIII

                  EFFECT OF THE PLAN ON CLAIMS AND INTERESTS

               13.1 Discharge of the Debtors.

                    (a) Pursuant to sections 524 and 1141(d) of the Bankruptcy Code, and except as otherwise specifically provided in this Plan or in the Confirmation Order, the distributions and rights that are provided in this Plan shall be in complete satisfaction, discharge and release, effective as of the Confirmation Date (but subject to the occurrence of the Effective Date), of Claims and Causes of Action, whether known or unknown, against, liabilities of, liens on, obligations of and Interests in the Debtors, the Reorganized Debtors, or any of their assets or properties, regardless of whether any property shall have been distributed or retained pursuant to the Plan on account of such Claims, including, but not limited to, demands and liabilities that arose before the Petition Date, any liability (including withdrawal liability) to the extent such Claims relate to services performed by employees of the Debtors prior to the Confirmation Date and that arise from a termination of employment or a termination of any employee or retiree benefit program regardless of whether such termination occurred prior to or after the Confirmation Date, and all debts of the kind specified in sections 502(g), 502(h) or 502(i) of the Bankruptcy Code, whether or not (i) a proof of claim based upon such debt is filed or deemed filed under section 501 of the Bankruptcy Code, (ii) a Claim based upon such debt is Allowed under section 502 of the Bankruptcy Code, or (iii) the Claim holder of such a Claim accepted the Plan. The Confirmation Order shall be a judicial determination of the discharge of all liabilities of the Debtors, subject to the Effective Date occurring.

               13.2 Compromises and Settlements. Pursuant to section 1123(b)(3) of the Bankruptcy Code and Bankruptcy Rule 9019(a), the Debtors may compromise and settle various Claims against them and claims that they have against other Persons. The Debtors expressly reserve the right (with Bankruptcy Court approval, following appropriate notice and opportunity for a hearing) to compromise and settle Claims against them and claims that they may have against other Persons up to and including the Effective Date. Except as provided in
Section 13 of this Plan, after the Effective Date, the Reorganized Debtors may
----------
compromise and settle any Claims against them and claims they may have against other Persons without approval from the Bankruptcy Court.

               13.3 Setoffs. Each Debtor may, but shall not be required to, setoff against any Claim, and the payments or other distributions to be made pursuant to the Plan in respect of such Claim, claims of any nature whatsoever that such Debtor may have against such Claim holder; but neither the failure to do so nor the allowance of any Claim hereunder shall constitute a waiver or release by a Debtor of any such claim that such Debtor may have against such Claim holder.

               13.4 Satisfaction of Subordination Rights. All Claims against the Debtors and all rights and claims between or among Claim holders relating in any manner whatsoever to Claims against the Debtors, based upon any claimed subordination rights (if any), shall be deemed satisfied by the distributions under the Plan to Claim holders having such subordination rights, and such subordination rights shall be deemed waived, released, discharged and terminated as of the Effective Date. Distributions to the various Classes of Claims hereunder shall not be subject to levy, garnishment, attachment or like legal process by any Claim holder by reason of any claimed subordination rights or otherwise, so that each Claim holder shall have and receive the benefit of the distributions in the manner set forth in the Plan.

          13.5 Exculpation and Limitation of Liability. Except as otherwise specifically provided in this Plan, the Debtors, the Reorganized Debtors, the DIP Lenders, the DIP Agent, the Creditors' Committee, the members of the Creditors' Committee in their representative capacity, any of such parties' respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers or agents and any of such parties' successors and assigns, shall not have or incur, and are hereby released from, any claim, obligation, Cause of Action or liability to one another or to any holder of any Claim or Interest, or any other party in interest, or any of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, or any of their successors or assigns, for any act or omission in connection with, or arising out of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct, and in all respects shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under the Plan.

     Notwithstanding any other provision of this Plan, no Claim holder or Interest holder, or other party in interest, none of their respective agents, employees, representatives, financial advisors, attorneys or affiliates, and no successors or assigns of the foregoing, shall have any right of action against the Debtors, the Reorganized Debtors, the DIP Lenders, the DIP Agent, the Creditors' Committee, the members of the Creditors' Committee in their representative capacity, or any of such parties' respective present or former members, officers, directors, employees, advisors, attorneys, representatives, financial advisors, investment bankers or agents or such parties' successors and assigns, for any act or omission in connection with, relating to or arising out of the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan, the administration of the Plan or the property to be distributed under the Plan, except for their gross negligence or willful misconduct.

          13.6 Indemnification Obligations. In satisfaction and compromise of any obligations or rights of any of the Indemnitees' Indemnification Rights, (a) all Indemnification Rights except (i) all Indemnification Rights of an Indemnitee who is also a Released Party, and (ii) those based solely upon any act or omission arising out of or relating to any Indemnitee's service with, for or on behalf of a Debtor on or after the Petition Date (collectively, the "Continuing Indemnification Rights"), shall be released and discharged on and as of the Effective Date; provided that the Continuing Indemnification Rights shall remain in full force and effect on and after the Effective Date and shall not be modified, reduced, discharged or otherwise affected in any way by the Chapter 11 Cases, (b) the Debtors or the Reorganized Debtors, as the case may be, covenant to purchase and maintain director and officer insurance providing coverage for those Indemnitees with Continuing Indemnification Rights for a period of two years after the Effective Date insuring such parties in respect of any claims, demands, suits, causes of action or proceedings against such Indemnitees based upon any act or omission related to such Indemnitee's service with, for or on behalf of the Debtors in at least the scope and amount as currently maintained by the Debtors (the "Insurance Coverage"), and (c) the Debtors or the Reorganized Debtors, as the case may be, hereby indemnify Indemnitees with Continuing Indemnification Rights and agree to pay for any deductible or retention amount that may be payable in connection with any claim covered by either under the foregoing Insurance Coverage or any prior similar policy.

          13.7   Releases by Debtors and Debtors in Possession.

                 (a) Pursuant to section 1123(b)(3) of the Bankruptcy Code, effective as of the Effective Date, each Debtor, in its individual capacity and as a Debtor in Possession, for and on behalf of its Estate, shall release and discharge: (i) all current officers of each of the Debtors (which, unless covered by clauses (ii) or (iii) below, specifically excludes any Division president), all current directors of each of the Debtors, and all current employees providing services at the corporate level, (ii) any former officer or director of the Debtors or any current or former employee of the Debtors (including any Division president) who has, or through an entity controlled by such Person has, consummated the purchase of a Non-Core Division which has been approved by Final Order entered by the Bankruptcy Court but only to the extent of any release or discharge approved by such Final Order of the Bankruptcy Court in connection with such purchase, (iii) all current employees of Core Divisions, but only to the extent provided in, and subject to any additional terms or conditions set forth in, a written employment agreement between the Reorganized Debtors and any such current employees, (iv) agents, attorneys, accountants, management consultants, financial advisors, investment bankers or other Professionals of the Debtors retained by order of the Bankruptcy

Court in the Chapter 11 Cases, (v) the Creditors' Committee and all members of the Creditors' Committee in their representative capacity, including all Professionals retained by the Creditors' Committee, (vi) the DIP Lenders, the DIP Agent and all professionals retained by the DIP Lenders and the DIP Agent, and (vii) the Prepetition Lenders, the Prepetition Administrative Agent, the Prepetition Revolving Credit Agent, and all of their respective professionals (except to the extent any rights have been reserved by the Debtors or the Committee pursuant to prior Court order until such rights are waived or otherwise lapse) (each of such Persons referred to in the foregoing clauses (i) through (vii), a "Released Person") for and from (but subject to the limitations of clauses (ii) and (iii)) any and all (x) claims or Causes of Action existing as of the Effective Date in any manner arising from, based on or relating to, in whole or in part, the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements between any Debtor or any Released Person, the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, or any act, omission, occurrence or event in any manner related to any such Claims, Interest, restructuring or the Chapter 11 Cases and (y) Avoidance Actions.

                 (b) No provision of this Plan or of the Confirmation Order, including without limitation, any release or exculpation provision, shall modify, release or otherwise limit the liability of any Person not specifically released hereunder, including without limitation, any Person that is a co-obligor or joint tortfeasor of a Released Person or that otherwise is liable under theories of vicarious or other derivative liability.

                 (c) The Reorganized Debtors and any newly-formed entities that will be continuing the Debtors' businesses after the Effective Date shall be bound, to the same extent the Debtors are bound, by all of the releases set forth above.

          13.8 Release by Holders of Claims and Interests. Each Person that votes to accept the Plan (each, a "Release Obligor"), shall have conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged each Released Person from any claim or Cause of Action existing as of the Effective Date arising from, based on or relating to, in whole or in part, the subject matter of, or the transaction or event giving rise to, the Claim or Interest of such Release Obligor, and any act, omission, occurrence or event in any manner related to such subject matter, transaction or obligation; provided, however, that this Section 13.8 shall not release any Released Person from any
                   ------------
Claim or Cause of Action existing as of the Effective Date, based on (i) the Internal Revenue Code or other domestic state, city or municipal tax code, (ii) the environmental laws of the United States or any domestic state, city or municipality, (iii) any criminal laws of the United States or any domestic state, city or municipality, (iv) the Employee Retirement Income Security Act of 1974, as amended, and (v) violation of federal securities laws.

          13.9 Injunction. The satisfaction, release and discharge pursuant to this Article XIII of this Plan shall also act as an injunction against any
        ------------
Person commencing or continuing any action, employment of process, or act to collect, offset or recover any Claim or Cause of Action satisfied, released or discharged under this Plan to the fullest extent authorized or provided by the Bankruptcy Code, including, without limitation, to the extent provided for or authorized by sections 524 and 1141 thereof.

          13.10 Federal and State Regulatory Agencies. Nothing in this Plan will restrict any federal or state government regulatory agency from pursuing regulatory or police enforcement action against the Release Parties other than any action or proceeding of any type to recover monetary claims, damages or penalties against such parties for an act, omission or event occurring prior to the Effective Date.

                                  ARTICLE XIV

                           RETENTION OF JURISDICTION

          Pursuant to sections 105(a) and 1142 of the Bankruptcy Code, the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and the Plan, including, among other things, the following matters:

                 (a) to hear and determine pending motions for the assumption or rejection of executory contracts or unexpired leases or the assumption and assignment, as the case may be, of executory contracts or unexpired leases to which any of the Debtors are a party or with respect to which any of the Debtors may be liable, and to hear and determine the allowance of Claims resulting therefrom including the amount of Cure, if any, required to be paid to such Claim holders;

               (b) to adjudicate any and all Causes of Action adversary proceedings, applications and contested matters that have been or hereafter are commenced or maintained in or in connection with the Chapter 11 Cases or the Plan, including, without limitation, any adversary proceeding or contested matter, proceedings to adjudicate the allowance of Disputed Claims, and all controversies and issues arising from or relating to any of the foregoing;

               (c) to ensure that distributions to Allowed Claim holders are accomplished as provided herein;

               (d) to hear and determine any and all objections to the allowance or estimation of Claims filed, both before and after the Confirmation Date, including any objections to the classification of any Claim or Interest, and to allow or disallow any Claim, in whole or in part;

               (e) to enter and implement such orders as may be appropriate if the Confirmation Order is for any reason stayed, revoked, modified and/or vacated;

               (f) to issue orders in aid of execution, implementation or consummation of the Plan;

               (g) to consider any modifications of the Plan with respect to any Debtor, to cure any defect or omission, or to reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;

               (h) to hear and determine all matters involving claims or Causes of Action involving any of the Debtors or their property;

               (i) to hear and determine all applications for allowance of compensation and reimbursement of Professional Claims under the Plan or under sections 330, 331, 503(b), 1103 and 1129(a)(4) of the Bankruptcy Code;

               (j) to hear and determine all motions or objections regarding compensation and reimbursement of expenses made by any professionals, including, without limitation, the ability of the Bankruptcy Court to enter an order to show cause and commence a hearing to examine any issue concerning the fees and expenses of any professionals;

               (k) to determine requests for the payment of Claims entitled to priority under section 507(a)(1) of the Bankruptcy Code, including compensation of and reimbursement of expenses of parties entitled thereto;

               (l) to hear and determine disputes arising in connection with the interpretation, implementation or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with this Plan;

               (m) to hear and determine all suits or adversary proceedings to recover assets of any of the Debtors and property of their Estates, wherever located;

               (n) to hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505 and 1146 of the Bankruptcy Code;

               (o) to hear any other matter not inconsistent with the Bankruptcy Code;

               (p) to hear and determine all disputes involving the existence, nature or scope of the Debtors' discharge, including any dispute relating to any liability arising out of the termination of employment or the termination of any employee or retiree benefit program, regardless of whether such termination occurred prior to or after the Effective Date;

               (q)  to enter a final decree closing the Chapter 11 Cases;

               (r) to enforce all orders previously entered by the Bankruptcy Court; and

               (s) to authorize and approve the Sales of the remaining Non-Core Assets;

Notwithstanding anything contained herein to the contrary, the Bankruptcy Court retains exclusive jurisdiction to hear and determine disputes concerning Claims and any motions to compromise or settle such disputes. Despite the foregoing, if the Bankruptcy Court is determined not to have jurisdiction with respect to the foregoing, or if the Reorganized Debtors choose to pursue any Claim (as applicable) in another court of competent jurisdiction, the Reorganized Debtors will have authority to bring such action in any other court of competent jurisdiction.

                                  ARTICLE XV

                           MISCELLANEOUS PROVISIONS

          15.1 Binding Effect. The Plan shall be binding upon and inure to the benefit of the Debtors, the Reorganized Debtors, all present and former holders of Claims and Interests, other parties in interest and their respective successors and assigns.

          15.2   Payment of Statutory Fees.  All fees payable pursuant to
section 1930 of title 28, United States Code, as determined by the Bankruptcy Court at the Confirmation Hearing, shall be paid on the Effective Date.

          15.3 Amendment or Modification of the Plan. The Debtors may alter, amend or modify the Plan with respect to any Debtor or any Plan Schedules or Exhibits thereto under section 1127(a) of the Bankruptcy Code at any time prior to the Confirmation Hearing with the consent of the Creditors' Committee (such consent not to be unreasonably withheld). After the Confirmation Date and prior to substantial consummation of the Plan with respect to any Debtor as defined in section 1101(2) of the Bankruptcy Code, the Debtors or the Reorganized Debtors may, under section 1127(b) of the Bankruptcy Code, institute proceedings in the Bankruptcy Court to remedy any defect or omission or reconcile any inconsistencies in the Plan with respect to such Debtor or Reorganized Debtor, the Disclosure Statement or the Confirmation Order, and such matters as may be necessary to carry out the purposes and effects of the Plan, so long as such proceedings do not materially adversely affect the treatment of Claim holders or Interest holders under the Plan; provided, however, that prior notice of such proceedings shall be served in accordance with the Bankruptcy Rules or order of the Bankruptcy Court.

          15.4 Revocation, Withdrawal or Non-Consummation. The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if Confirmation or Consummation does not occur, then, (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain any Claim or Interest or Class of Claims or Interests), assumption or rejection of executory contracts or leases affected by the Plan, and any document or agreement executed pursuant to the Plan, shall be deemed null and void, and (c) nothing contained in the Plan shall (i) constitute a waiver or release of any Claims by or against, or any Interests in, such Debtors or any other Person, (ii) prejudice in any manner the rights of such Debtors or any other Person, or (iii) constitute an admission of any sort by the Debtors or any other Person.

          15.5 Notice. All notices, requests and demands to or upon the Debtors or the Reorganized Debtors to be effective shall be in writing and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile transmission, when received and telephonically confirmed, addressed as follows:

          MASTER GRAPHICS, INC.
          70 Timber Creek Drive
          Suite 5
          Cordova, TN  38018
          Telephone: (901) 685-2020
          Facsimile: (901) 685-3600
          Attn:      Chief Executive Officer
          with copies to:

          SKADDEN, ARPS, SLATE,
               MEAGHER & FLOM (ILLINOIS)
          333 West Wacker Drive
          Chicago, Illinois  60606-1285
          Telephone:  (312) 407-0700
          Facsimile:  (312) 407-0411
          Attn:       John Wm. Butler, Jr.
                      George N. Panagakis

          15.6 Governing Law. Except to the extent the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent an exhibit or schedule to the Plan provides otherwise, the rights and obligations arising under this Plan and any agreements, documents and instruments executed in connection with the Plan shall be governed by, and construed and enforced in accordance with, the laws of Delaware, without giving effect to the principles of conflicts of law of such jurisdiction.

          15.7 Tax Reporting and Compliance. In connection with the Plan and all instruments issued in connection therewith and distributions thereof, the Debtors and the Reorganized Debtors, as the case may be, shall comply with all withholding and reporting requirements imposed by any federal, state, local or foreign taxing authority and all distributions hereunder shall be subject to any such withholding and reporting requirements. The Reorganized Debtors are hereby authorized, on behalf of each of the Debtors, to request an expedited determination under section 505(b) of the Bankruptcy Code of the tax liability of the Debtors for all taxable periods ending after the Petition Date through, and including, the Effective Date.

          15.8 Committees. As of the Effective Date, the Creditors' Committee shall dissolve whereupon its members, professionals and agents shall be released from any further duties and responsibilities in the Chapter 11 Cases and under the Bankruptcy Code, except with respect to applications for Professional Claims. The Professionals retained by the Creditors' Committee and the members thereof shall not be entitled to compensation and reimbursement of expenses for services rendered after the Effective Date, except for services rendered in connection with (i) the implementation of the transactions contemplated to occur on the Effective Date hereunder and (ii) applications for allowance of compensation and reimbursement of expenses pending on the Effective Date or filed after the Effective Date pursuant to Section 11.2(b) of this Plan.
                                           ---------------

          15.9 Term of Injunctions or Stays. Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays provided for in the Chapter 11 Cases under sections 105 or 362 of the Bankruptcy Code or otherwise, and extant on the Confirmation Date, shall remain in full force and effect until the Effective Date.

          15.10 No Waiver or Estoppel. Each Claim holder or Interest holder shall be deemed to have waived any right to assert that its Claim or Interest should be Allowed in a certain amount, in a certain priority, secured or not subordinated by virtue of an agreement made with the Debtors and/or their counsel, the Creditors' Committee and/or its counsel, or any other party, if such agreement was not disclosed in the Plan, the Disclosure Statement or papers filed with the Bankruptcy Court.

Dated:  December 19, 2000
                                 Respectfully submitted,
                                 MASTER GRAPHICS, INC. and
                                 PREMIER GRAPHICS, INC.


                                 By: /s/ Michael B. Bemis
                                     -------------------------------------------
                                     Michael B. Bemis
                                     Chairman and Chief Executive Officer

Counsel:


        /s/ John Wm. Butler, Jr.
        --------------------------------------------------------
        John Wm. Butler, Jr.
        George N. Panagakis
        Mark A. McDermott
        SKADDEN, ARPS, SLATE, MEAGHER
          & FLOM (ILLINOIS)
        333 West Wacker Drive
        Chicago, Illinois 60606-1285
        (312) 407-0700

        Mark S. Chehi (I.D. No. 2885)
        SKADDEN, ARPS, SLATE, MEAGHER
          & FLOM LLP
        One Rodney Square
        P.O. Box 636
        Wilmington, Delaware 19899-0636
        (302) 651-3000

        ATTORNEYS FOR DEBTORS

                          Plan Schedules and Exhibits

Plan Schedule 1.27  - Terms of Creditors' Trust
Plan Schedule 1.41 - Listing of Divisions and Designation as Core or Non-Core Plan Schedule 1.68 - Terms of New Warrant Put Note
Plan Schedule 1.69  - Terms of New Warrant Put Note Guaranty Agreement
Plan Schedule 8.1   - Schedule of Assumed Leases and Executory Contracts
Plan Schedule 8.2   - Exclusive Schedule of Rejected Leases and Executory
                      Contracts

Exhibit A           - Form of Articles of Incorporation of New Holding Company
Exhibit B           - Form of Articles of Incorporation of New Operating Company
Exhibit C           - Form of Registration Rights Agreement
Exhibit D           - Form of Creditors Trust Agreement

                              PLAN SCHEDULE 1.27

                               Creditors' Trust

Transfer of Trust Assets. On or after the Effective Date, the Reorganized Debtors shall have the option of transferring to the Trust the "Trust Assets" for and on behalf of the beneficiaries of the Trust, with no reversionary interest in the Reorganized Debtors. The "Trust Assets" may include the New Holding Company Common Stock and Causes of Action.

Appointment of Trustee. The Trustee may be designated by the Reorganized Debtors. The Trustee shall have and perform all of the duties, responsibilities, rights and obligations set forth in any trust agreement governing the Trust (the "Trust Agreement").

The Trust.

The Trustee may have full authority to take any steps necessary to administer the Trust Agreement, including, without limitation, the duty and obligation to pursue Causes of Action, to liquidate assets transferred thereto, to make distributions therefrom to the holders of Allowed Claims in Class P-5 and, if designated by the Reorganized Debtors to file, prosecute, and settle objections to Class P-5 Claims.

All costs and expenses associated with the administration of the Trust shall be the responsibility of and paid by the Trust. Notwithstanding the foregoing, the Reorganized Debtors shall make available to the Trustee reasonable access during normal business hours, upon reasonable notice, to personnel and books and records of the Reorganized Debtors to representatives of the Trust to enable the Trustee to perform the Trustee's tasks under the Trust Agreement and the Plan; provided, however, that the Reorganized Debtors will not be required to make expenditures in response to such requests determined by them to be unreasonable and provided further that the Trust shall pay the Indenture Trustee's reasonable costs and fees in accordance with the Indenture in responding to such requests. The Reorganized Debtors shall be entitled to compensation or reimbursement (including reimbursement for professional fees) with respect to fulfilling their obligations as set forth in this Section. The Bankruptcy Court shall retain jurisdiction to determine the reasonableness of either a request for assistance and/or a related expenditure. The Reorganized Debtors shall not be required to provide any such assistance that shall, in their reasonable view, interfere with the Reorganized Debtors' business operations.

The Trustee may retain such law firms, experts, advisors, consultants, other professionals as it may deem necessary (collectively, the "Trustee Professionals"), in its sole discretion, to aid in the performance of its responsibilities pursuant to the terms of the Plan including, without limitation, pursuing Causes of Action and liquidating and distributing Trust Assets.

The Reorganized Debtors shall vote any shares of the New Holding Company Common Stock not yet distributed by the Trustee, including those held in any reserves maintained by the Trustee in the same proportion as the shares of the New Holding Company Common Stock outstanding are voted by the holders thereof.

The Trust Advisory Board.

The Trust may be governed by a Trust Advisory Board comprised of at least three
(3) members designated by the Reorganized Debtors. The Trustee shall consult regularly with the Trust Advisory Board when carrying out the purpose and intent of the Trust. Members of the Trust Advisory Board shall be entitled to compensation in accordance with the Trust Agreement and to reimbursement of the reasonable and necessary expenses incurred by them in carrying out the purpose of the Trust Advisory Board. Reimbursement of the reasonable and necessary expenses of the members of the Trust Advisory Board and their compensation to the extent provided for in the Trust Agreement shall be payable by the Trust.

In the case of an inability or unwillingness of any member of the Trust Advisory Board to serve, such member shall be replaced by designation of the remaining members of the Trust Advisory Board. If any position on the Trust Advisory Board remains vacant for more than thirty (30) days, such vacancy shall be filled within fifteen (15) days thereafter by the designation of the Trustee without the requirement of a vote by the other members of the Trust Advisory Board.

Upon the certification by the Trustee that all Trust assets have been distributed, abandoned or otherwise disposed of, the members of the Trust Advisory Board shall resign their positions, whereupon they shall be discharged from further duties and responsibilities.

The Trust Advisory Board may, by majority vote, authorize the Trustee to file judicial or administrative proceedings on Trust Claims and approve all settlements of Trust Claims which the Trustee or any member of the Trust Advisory Boards may propose, provided, however, that (i) no member of the Trust Advisory Board may cast a vote with respect to any Trust Claim to which it is a party; and (ii) the Trustee may seek Bankruptcy Court approval of a settlement of a Trust Claim if the Trust Advisory Board fails to act on a proposed settlement of such Trust Claim within thirty (30) days of receiving notice of such proposed settlement by the Trustee or as otherwise determined by the Trustee.

The Trust Advisory Board may, by majority vote, authorize the Trustee to invest any cash in the Trust in prudent investments in addition to those described in section 345 of the Bankruptcy Code.

The Trust Advisory Board may remove the Trustee in its discretion. In the event the requisite approval is not obtained, the Trustee may be removed by the Bankruptcy Court for cause shown. In the event of the resignation or removal of the Trustee, the Trust Advisory Board shall, by majority vote, designate a person to serve as successor Trustee.

Notwithstanding anything to the contrary in the Plan, neither the Trust Advisory Board nor any of its members, designees, counsel, financial advisors or any duly designated agents or representatives of any such party shall be liable for the act, default or misconduct of any other member of the Trust Advisory Board, nor shall any member be liable for anything other than such member's own gross negligence or willful misconduct. The Trust Advisory Board may, in connection with the performance of its duties, and in its sole and absolute discretion, consult with its counsel, accountants or other professionals, and shall not be liable for anything done or omitted or suffered to be done in accordance with such advice or opinions. If the Trust Advisory Board determines not to consult with its counsel, accountants or other professionals, it shall not be deemed to impose any liability on the Trust Advisory Board, or its members and/or designees.

The Trust Advisory Board shall govern its proceedings through the adoption of by-laws, which the Trust Advisory Board may adopt by majority vote. No provision of such by-laws shall supersede any express provision of the Plan.

Distributions of Trust Assets. The Trustee shall distribute shares of the New Holding Company Common Stock to the Indenture Trustee, for further distribution to holders of Claims arising out of the Senior Notes pursuant to the terms of the Indenture, as the Trustee determines, in consultation with the Trust Advisory Board, is reasonable based on the amount of General Unsecured Claims and Disputed Claims against Premier Graphics. Except as provided in the Plan, the Trustee shall make additional distributions of Trust proceeds as follows: first, to pay the Trust's expenses; second, to repay amounts, if any, borrowed by the Trustee in accordance with the Trust Agreement; and, third, Pro Rata to holders of Allowed Claims in Class P-5. Distributions to holders of Allowed Class P-5 Claims shall be made at least semi-annually beginning with a calendar quarter that is not later than the end of the second calendar quarter after the Effective Date; provided, however, that the Trustee shall not be required to make any such semi-annual distribution in the event that the aggregate proceeds and income available for distribution to such Claim holders is not sufficient, in the Trustee's discretion (after consultation with the Trust Advisory Board) to distribute monies to the holders of Allowed Claims. The Trustee will make continuing efforts to prosecute or settle the Avoidance Claims and Causes of Action, make timely distributions, and shall not unduly prolong the duration of the Trusts.

                         PLAN SCHEDULE 1.41

                         Core Divisions of Premier Graphics, Inc.
                         ----------------------------------------

                         (i)            Argus Press

                         (ii)           B&M Printing

                         (iii)          Golden Rule

                         (iv)           Harperprints

                         (v)            Jones Printing

                         (vi)           Lithograph Printing

                         (vii)          McQuiddy Printing

                         (viii)         Sutherland Printing

                         (ix)           Thomasson Printing

                         (x)            White Arts/TPC

                         (xi)           Woods Lithographics

                    Non-Core Divisions of Premier Graphics, Inc.
                    --------------------------------------------

                         (i)            Columbia Graphics

                         (ii)           Eagle Direct

                         (iii)          Hederman Brothers

                         (iv)           Phillips Litho

                         (v)            Phoenix Communications

                         (vi)           Stephenson Printing

                         (vii)          Technigrafiks

                              PLAN SCHEDULE 1.68

                         Terms of New Warrant Put Note
                         -----------------------------







                            TO BE FILED ON OR BEFORE
                            THE EXHIBIT FILING DATE

                              PLAN SCHEDULE 1.69

               Terms of New Warrant Put Note Guaranty Agreement
               ------------------------------------------------



                           TO BE FILED ON OR BEFORE
                            THE EXHIBIT FILING DATE

                               PLAN SCHEDULE 8.1

                    Assumed Leases and Executory Contracts
                    --------------------------------------

      All Leases and Executory Contracts not listed in Plan Schedule 8.2

                               PLAN SCHEDULE 8.2

                    Rejected Leases and Executory Contracts
                    ---------------------------------------

Schedule 6 to Master Equipment Lease by and between Heidelberg Print Finance America, Inc. with respect to that certain Heidelberg Speedmaster Press located at the Debtors' Lithograph Division.

Schedule 14 to Master Equipment Lease by and between Heidelberg Print Finance America, Inc. with respect to that certain Heidelberg Speedmaster Press located at the Debtors' Phillips Division.

Real Estate Lease dated as of March 1, 1998, between Phil Phillips, as lessor, and the Debtors, as lessees, for that certain property located at 1845 Turnbow, Springdale, Arkansas, from which the Debtors operated their Phillips Litho Division. The effective date of rejection of this lease shall be ten (10) days after the Reorganized Debtors provide written notice of such rejection to the lessor.

Real Estate Lease between RFTA Associates, Limited, as lessor, and the Debtors, as lessees, for that certain property located at 5664 New Peachtree Road, Atlanta, Georgia, from which the Debtors operated their Phoenix Communications Division. The effective date of rejection of this lease shall be ten (10) days after the Reorganized Debtors provide written notice of such rejection to the lessor.

Real Estate Lease between RSH Properties, as lessor, and the Debtors, as lessees, for that certain property located at 5588 New Peachtree Road, Atlanta, Georgia, from which the Debtors operated their Phoenix Communications Division. The effective date of rejection of this lease shall be ten (10) days after the Reorganized Debtors provide written notice of such rejection to the lessor.

Equipment Lease between Safeco Credit Company, as lessor, and the Debtors, as lessees, for that certain DuPont Digital Waterproof System and Xante Laser Printer previously utilized by the Thomasson Printing Division. The effective date of the rejection of this lease shall be the Effective Date.

Equipment Lease between JLA Credit Corporation, as lessor, and the Debtors, as lessees, for that certain Scitex Equipment previously utilized at the Debtors' Technigrafiks Division. The effective date of the rejection of this lease shall be the Effective Date.

                                                                  PLAN EXHIBIT A


           FORM OF ARTICLES OF INCORPORATION OF NEW HOLDING COMPANY
           --------------------------------------------------------



                           TO BE FILED ON OR BEFORE
                            THE EXHIBIT FILING DATE

                                                                  PLAN EXHIBIT B


       FORM OF ARTICLES OF INCORPORATION OF REORGANIZED PREMIER GRAPHICS
       -----------------------------------------------------------------



                           TO BE FILED ON OR BEFORE
                            THE EXHIBIT FILING DATE

                                                                  PLAN EXHIBIT C


                     FORM OF REGISTRATION RIGHTS AGREEMENT
                     -------------------------------------



                           TO BE FILED ON OR BEFORE
                            THE EXHIBIT FILING DATE

                                                                  PLAN EXHIBIT D


                       FORM OF CREDITORS TRUST AGREEMENT
                       ---------------------------------



                           TO BE FILED ON OR BEFORE
                            THE EXHIBIT FILING DATE

                                  Appendix B

                             LIQUIDATION ANALYSIS

                                  Appendix B
                             Liquidation Analysis



                                                         -------------------------------  --------------------------------
STATEMENT OF ASSETS                      Book Value as
($ in thousands)                         of September        Hypothetical Percentage
                                           30, 2000                 Recovery                      Estimated Value            Note
                                                         -------------------------------  --------------------------------
                                           (Note A)                                                                        Reference
                                          (Unaudited)         Low              High             Low             High
                                         -------------   --------------   --------------  ---------------  ---------------
                                              [1]             [2]              [3]        [1] * [2] = [4]  [1] * [3] = [5]
Cash and Cash Equivalents                    $   1,663              100%             100%       $   1,663         $  1,663     B
Accounts Receivable, Net                        36,487               76%              83%          27,645           30,176     C
Inventory                                       11,004               25%              28%           2,743            3,134     D
Prepaid Expenses                                 3,226                0%               0%               0                0     E
Fixed Assets                                    59,211               58%              70%          34,354           41,499     F
Other Assets                                     8,517                0%               0%               0                0     E
Non-Core Divisions                                                   81%              81%                                      G
                                             ---------                                          ---------         --------
                                                17,667                                             14,223           14,223
                                             ---------                                          ---------         --------
     Total Assets
                                             =========                                          =========         ========
                                             $ 137,775                                          $  80,628         $ 90,695
                                             =========                                          =========         ========

Assets and Other Items Available for Distribution                                              ----------         --------
                                                                                               $   80,628         $ 90,695
                                                                                               ----------         --------

     Operating Costs Associated with Liquidation                                                  (11,570)         (11,570)    H
     Sales Costs Associated with Liquidation                                                       (2,518)          (5,350)
     Chapter 7 Trustee Fees                                                                        (2,822)          (4,535)
     Chapter 7 Professional Fees
                                                                                               ----------         --------
                                                                                                   (3,120)          (3,120)
                                                                                               ----------         --------

          Total Costs Associated with Liquidation                                              $  (20,030)        $(24,575)

                                                                                          ---------------  ---------------

Net Estimated Liquidation Proceeds Available for Distribution
                                                                                                =========         ========
                                                                                                $  60,598         $ 66,121
                                                                                                =========         ========

The accompanying notes are an integral part of the Liquidation analysis

                                                                                ----------------------------------

DISTRIBUTION ANALYSIS SUMMARY                                                            Estimated Value
($ in thousands)                                                                ----------------------------------
                                                                                                                         Note
                                                                                     Low                High           Reference
                                                                                 ------------       ------------     -------------
Net Estimated Proceeds Available for Distribution                                  $   60,598         $   66,121

Less Secured Claims
                                                                                   ----------         ----------
                                                                                      (58,910)           (58,910)          I
                                                                                   ----------         ----------

Net Estimated Liquidation Proceeds Available After Secured Claims                       1,688              7,211

Less: Administrative and Priority Claims
                                                                                   ----------         ----------
                                                                                   $  (10,500)           (10,500)          J
                                                                                   ----------         ----------

Net Estimated Liquidation Proceeds Available for Unsecured Creditors                   (8,812)            (3,289)

Less General Unsecured Claims                                                                                              K
     Trade Claims                                                                     (13,653)           (13,653)
     Unsecured Note Claims                                                             (2,384)            (2,384)
     Senior Notes
                                                                                   ----------         ----------
                                                                                     (137,450)          (137,450)
                                                                                   ----------         ----------
     Total General Unsecured Claims                                                  -153,487           -153,487

Net Estimated Deficiency to Unsecured Claims
                                                                                   ==========         ==========
                                                                                   $ (153,487)        $ (153,487)
                                                                                   ==========         ==========
Hypothetical Recovery (%)                                                                 0.0%               0.0%

The accompanying notes are an integral part of the Liquidation Analysis

                         Notes to Liquidation Analysis


     The Liquidation Analysis reflects the Debtors' estimate of the proceeds that would be realized if the Debtors were to be liquidated in accordance with Chapter 7 of the Bankruptcy Code. Underlying the Liquidation Analysis are a number of estimates and assumptions that, although developed and considered reasonable by management and Lazard Freres, are inherently subject to significant business, economic and competitive uncertainties and contingencies beyond the control of Master Graphics and its management, and upon assumptions with respect to the liquidation decisions which could be subject to change. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE VALUES REFLECTED IN THE LIQUIDATION ANALYSIS WOULD BE REALIZED IF THE DEBTORS WERE, IN FACT, TO UNDERGO SUCH A LIQUIDATION, AND ACTUAL RESULTS COULD VARY MATERIALLY FROM THOSE SHOWN HERE.

     The Liquidation Analysis assumes a liquidation period of sixteen months during which a two-phase approach to the liquidation would occur.

     Phase I would entail a four month period in which contracts, leases, inventory, property and equipment, and employees at all operating units would be transferred through sale or otherwise to other commercial printers or liquidated and/or terminated as appropriate. Division operations would be expected to substantially cease in any event within a four month period. This time period would allow for an orderly transfer of work load to competitors and could be expected to minimize litigation from customers for breach of contract.

     Phase II would entail a twelve month wrap-up period following cessation of operations. The Debtors' remaining assets, including receivables, property and equipment and miscellaneous assets, would be collected and/or liquidated. Certain corporate personnel, such as those in financial, treasury and management information system areas, would be retained as necessary to support the completion of the liquidation process.

     The following notes describe the significant assumptions reflected in the Liquidation Analysis.

Note A - Book Values as of September 30, 2000

     The book values used in this Liquidation Analysis are the unaudited book values as of September 30, 2000, and are assumed to be representative of the Debtors' assets and liabilities as of the Effective Date.

Note B - Cash and Cash Equivalents

     The Liquidation Analysis assumes that operations during the liquidation period would not generate additional cash available for distribution except for net proceeds from the disposition of non-cash assets. It is assumed that cash and cash equivalents held at each of the Divisions would be 100% collectible and would be offset by the Debtors' current outstanding checks to pay post-petition payables.

Note C - Accounts Receivable

     Trade accounts receivable consists primarily of accounts receivable from third party customers for work that was previously completed. Based upon the age of the receivables and the concentration by Division, liquidation recovery rates are as follows: current - 90%-95%; 30-60 days - 80%-90%; 60-90 days - 70%-
80%; 90+ days - 20%-30%.

Note D - Inventory

     Inventory consists primarily of paper and dies and other items used in the printing industry. Raw materials and finished goods were estimated to have liquidation recovery values consistent with secured financing advance rates that would be available to the Debtors (70%-80% for raw materials; 70%-80% for finished goods). It was assumed that work in process would not be completed in a Chapter 7 liquidation and accordingly has been estimated to have no value.

Note E - Prepaid Expenses, Other Assets, Capitalized Leases

         Prepaid expenses, other assets and capitalized leases have been estimated to have no liquidation recovery value. It is assumed that capitalized leases would be rejected in a Chapter 7 liquidation with no resulting recovery to the estate.
         The major items included in other assets are capitalized deferred financing costs, non-compete covenants, and capitalized organizational costs.

Note F - Fixed Assets, Net

         Fixed assets consist primarily of plant equipment, furniture and fixtures, office equipment, and leasehold improvements. Liquidation values for plant equipment and machinery are based on liquidation analyses prepared during the second quarter of 2000 at the direction of the Prepetition Lenders and other potential secured lenders, as modified to reflect estimated depreciation since the appraisals. A discount of 15%--20% was then taken from the estimates to reflect the lesser value that would accrue to the estate due to the large volume of printing equipment that would be offered for sale at one time. Liquidation values for other fixed assets, including automobiles, are based on the Debtor's knowledge of these assets and general market conditions.

Note G - Non-Core Divisions

         It is assumed that the Chapter 7 Trustee would sell the Columbia Graphics, EagleDirect, and Hederman Brothers Divisions pursuant to the terms of Asset Purchase Agreements that have been or will be filed with the Bankruptcy Court.

Note H - Costs Associated with Liquidation

         During Phase I, contracts, leases, inventory, property and equipment, and employees at all Divisions would be transferred or liquidated through sale. During this period, it is assumed that the uncertainty caused by the liquidation process would result in diminished Division profitability. Management estimates that Division operations would be expected to generate a loss of approximately $7.25 million during this four-month period and a loss of $360,000 per month during Phase II, primarily reflecting salaries to necessary employees, utilities, and rent.

         Corporate payroll and operating costs during liquidation are based upon the assumption that corporate functions would be required to oversee the Phase I liquidation process, but would be significantly reduced toward the end of Phase
I. Any remaining corporate functions would phase out over the Phase II wind-down.

         Other liquidation costs consist of costs required to liquidate machinery and equipment and other fixed assets. These costs are estimated at 5%- 10% of liquidation value, plus $50,000--$75,000 per location with respect to machinery and equipment. Costs with respect to machinery and equipment are based on estimates contained in the liquidation appraisals prepared by current and potential lenders.

         Chapter 7 trustee fees include those fees associated with the appointment of a Chapter 7 trustee in accordance with Section 326 of the Bankruptcy Code. Trustee fees are estimated based on historical experience in other similar cases and are calculated at 3.5% to 5.0% of the total cash generated during the liquidation.

         Chapter 7 professional fees include consulting, legal and accounting fees incurred during the twelve-month liquidation period. Monthly professional fees are assumed to be $450,000 per month during the first phase of the Chapter 7 and decline to $110,000 per month during the second phase.

Note I - Secured Creditor Claims

         For purposes of the Liquidation Analysis, management believes that the only significant secured claims are those held by the Prepetition Lenders. As of the date of this analysis, there were no borrowings under the DIP Facility.

Note J - Administrative and Priority Claims

         For purposes of the Liquidation Analysis, management has assumed $10,500,000 in Administrative and Priority Claims, consisting of $2,000,000 in accrued professional fees and post-petition accounts payable in the amount of $8,500,000.

Note K - Unsecured Claims

         General Unsecured Claims include primarily Trade Claims and Senior Note Claims. The Liquidation Analysis does not estimate amounts for lease rejection and employment agreement rejection claims.

                                  Appendix C

                             PRO FORMA PROJECTIONS

                             MASTER GRAPHICS, INC.
                            PROJECTED BALANCE SHEET
                                CORE DIVISIONS
                       FOR THE YEARS ENDING DECEMBER 31,


                                         2001        2002          2003
                                         ----        ----          ----
               ASSETS
Cash                                     5,043       4,125         4,731
Accounts Receivable                     23,149      24,168        25,231
Inventory:
    Raw Materials                        2,534       2,646         2,762
    Work in Process                      4,994       5,214         5,444
    Finished Goods                         274         286           298
                                        ------      ------        ------
    Total Inventory                      7,802       8,146         8,504
Prepaid Expense/Other Assets               853         891           930
Total Current Assets                    36,847      37,330        39,396
Property, Plant and Equipment           35,258      32,786        30,014
                                        ------      ------        ------
                                        72,105      70,116        69,410
                                        ======      ======        ======

               LIABILITIES
Accounts Payable                         7,761       8,061         8,375
Accrued Expenses                         5,719       5,970         6,233
Senior Secured Financing                22,623      15,623         8,123
Capitalized Lease Payments               8,732       7,904         7,112
Other Liabilities                        2,000       2,000         2,000
                                        ------      ------        ------
Total Liabilities                       46,835      39,558        31,843
                                        ------      ------        ------
Shareholders' Equity                    25,270      30,558        37,567
                                        ------      ------        ------
                                        72,105      70,116        69,410
                                        ======      ======        ======

                             MASTER GRAPHICS, INC.
                            PROJECTED BALANCE SHEET
                                CORE DIVISIONS
                       FOR THE YEARS ENDING DECEMBER 31,

                                                   2001           2002              2003
                                                   ----           ----              ----
Revenue                                          168,301        175,706           183,436
Materials                                         70,621         73,729            76,971
                                                 -------        -------           -------
Value Added                                       97,680        101,977           106,465
Factory Costs                                     60,201         62,225            64,340
                                                 -------        -------           -------
Gross Profit                                      37,479         39,752            42,125
                                                 -------        -------           -------
Administrative Expenses                           16,265         15,996            16,069
Selling Expenses                                  15,226         15,894            16,592
                                                 -------        -------           -------
         Total SG&A                               31,491         31,890            32,661
                                                 -------        -------           -------
Operating Income                                   5,988          7,862             9,464
                                                 -------        -------           -------
Interest Expense                                  (2,792)        (1,953)             (864)
Other Income                                         833            871               909
                                                 -------        -------           -------
Total Other Income (Interest Expense)             (1,959)        (1,082)               45
                                                 -------        -------           -------
Pre-Tax Income                                     4,029          6,780             9,509
Income Tax Expense                                (2,100)        (3,750)           (4,750)
                                                 -------        -------           -------
Net Income                                         1,929          3,030             4,759
                                                 -------        -------           -------
ADD:
Depreciation/Amortization                          5,172          5,480             5,772
Income Taxes                                       2,100          3,750             4,750
Interest                                           2,792          1,953               864
                                                 -------        -------           -------
TOTAL                                             10,064         11,183            11,386
                                                 -------        -------           -------
EBITDA                                            11,993         14,213            16,145
                                                 =======        =======           =======

                             MASTER GRAPHICS, INC.
                            PROJECTED BALANCE SHEET
                                CORE DIVISIONS
                       FOR THE YEARS ENDING DECEMBER 31,

                                                            2001                    2002                      2003
                                                            ----                    ----                      ----
NET INCOME                                                 1,929                   3,030                     4,759

ADD:
  Depreciation                                             5,172                   5,480                     5,772

CHANGES IN WORKING CAPITAL
  Decrease (Increase) Accounts Rec.                       (1,619)                 (1,019)                   (1,063)
  Decrease (Increase) Raw Materials                         (239)                   (112)                     (116)
  Decrease (Increase) WIP                                   (324)                   (220)                     (230)
  Decrease (Increase) Finished Goods                          (4)                    912)                      912)
  Decrease (Increase) Pre Paids                             (138)                    (38)                      (39)
  Decrease (Increase) Accounts Payable                      (289)                    300                       314
  Decrease (Increase) Accruals                               228                     251                       263
                                                          ------                  ------                    ------

CASH FLOW FROM OPERATIONS                                  4,716                   7,660                     9,648
                                                          ------                  ------                    ------

INVESTING ACTIVITIES
  (Increase) Decrease PP&E                                  (750)                   (750)                     (750)
  Cash Effects from Disposition of Assets                      0                       0                         0
                                                          ------                  ------                    ------

CASH FLOW FROM INVESTING                                    (750)                   (750)                     (750)
                                                          ------                  ------                    ------

FINANCING ACTIVITIES
  Increase (Decrease) Secured Senior
Financing                                                 (5,131)                 (7,000)                   (7,500)
  Increase (Decrease) Capitalized Leases                    (792)                   (828)                     (792)
  Increase (Decrease) Other Liabilities                        0                       0                         0
                                                          ------                  ------                    ------

CASH FLOW FROM FINANCING                                  (5,923)                 (7,828)                   (8,292)

TOTAL INCREASE (DECREASE) IN CASH                         (1,957)                   (918)                      606

CASH - BEGINNING BALANCE                                   7,000                   5,043                     4,125

CASH - ENDING BALANCE                                      5,043                   4,125                     4,731

                             MASTER GRAPHICS, INC.
                    ASSUMPTIONS USED IN FINANCIAL FORECAST


BALANCE SHEET

The opening Balance Sheet reflects restructuring based on the retention of all assets of the Core Divisions.

Liabilities reflect assumption of capitalized lease obligations associated with retained assets, estimates of post petition trade accounts payable and ordinary accrued liabilities.

Secured debt is carried forward based on the current debt structure of the Prepetition Lenders after reflecting forecasted reductions from net liquidation proceeds derived from the Non-Core Divisions.

Equity has been adjusted to reflect the compromise of all debt not associated with the above assumptions.

INCOME STATEMENT

Operations are reflective of the results forecast to be achieved by each Core Division as reflected in the Business Plan.

No additional restructuring charges are included in the 2001 Plan. Income taxes are calculated using a 38% composite rate and reflects differences in forecast book and tax depreciation.

STATEMENT OF CASH FLOWS

Cash flow changes result from forecast changes in the respective balance sheet accounts. Reduction of the Secured Lender Claims is related to forecasted availability of cash.

                                  Appendix D

                           REORGANIZATION VALUATION

                                  Appendix D
                             REORGANIZATION VALUES

     The Debtors have been advised by Lazard Freres, their financial advisor, with respect to the reorganization value of the reorganized Debtors (the "Reorganized Debtors") on a going concern basis. Solely for purposes of the Plan, and assuming that the Non-Core Divisions will be sold or liquidated, the estimated range of reorganization value of the Reorganized Debtors is assumed to be approximately $80,650,000 to $94,650,000 (with a midpoint value of
$87,650,000) as of an assumed Effective Date of December 31, 2000.   This value
includes estimated proceeds from sales or liquidations of Non-Core Divisions of $32,650,000.

     The proceeds from each Non-Core Division were estimated according to whether the Division was likely to be sold or liquidated. Columbia Graphics, EagleDirect, Hederman Brothers, the three Non-Core Divisions with respect to which the Debtors have executed, or expect to execute, Asset Purchase Agreements, were estimated at $9,723,000, $3,000,000, and $4,500,000, respectively. These figures reflect the anticipated net proceeds to the Debtors from the sales of these Divisions. Phillips Litho, Phoenix Communications, and Stephenson Printing are valued according to the mid-point percentage recovery from the Liquidation analysis in Appendix B. Technigrafiks, which, as of the
                                 ----------
date this analysis was prepared, had already been substantially liquidated, was valued according to the net proceeds the Debtors anticipate receiving in the remaining liquidation process. In total, sale plus liquidation proceeds of the seven Non-Core Divisions equals $37,757,000. Assuming estimated liquidation costs of $5,107,000, the Non-Core Divisions should yield estimated net proceeds of $32,650,000.

     The assumed range of the reorganization value, as of an assumed effective date of December 31, 2000, reflects work performed by Lazard Freres on the basis of information in respect of the business and assets of the Debtors available to Lazard Freres as of November 9, 2000.

     Based upon the assumed range of the reorganization value of the Reorganized Debtors of between $80,650,000 and $94,650,000 and an assumed total secured debt of approximately $58,910,000, the Debtors have employed an imputed estimate of the range of equity value for the Reorganized Debtors of between $21,740,000 and $35,740,000, with a mid-point value of $28,740,000. Assuming a distribution of 5,000,000 shares of New Holding Company Common Stock pursuant to the Plan, the imputed estimate of the range of equity value on a per share basis for New Holding Company is between $4.35 and $7.15 per share, with a midpoint value of $5.75 per share.

     The foregoing estimate of the reorganization value of the Reorganized Debtors is based on a number of assumptions, including that the Non-Core Divisions will be sold or liquidated, a successful reorganization of the Debtors' business, the ability to obtain financing in a timely manner, the implementation of the Reorganized Debtors' business plan, the achievement of the forecasts reflected in the Projections, market conditions as of November 9, 2000 continuing through the assumed Effective Date of December 31, 2000, and the Plan becoming effective in accordance with the estimates and other assumptions discussed herein.

     In estimating the range of the reorganization value of the Reorganized Debtors, Lazard Freres: (i) reviewed certain historical financial information of the Debtors for recent years and interim periods; (ii) reviewed certain internal financial and operating data of the Debtors, including financial projections prepared and provided by management relating to their business and their prospects; (iii) met with certain members of senior management of the Debtors and Carl Marks to discuss the Debtors' operations and future prospects; (iv) reviewed publicly available financial data and considered the market value of public companies which Lazard Freres deemed generally comparable to the operating business of the Debtors; (v) considered certain economic and industry information relevant to the operating business; and (vi) conducted such other studies, analysis inquiries, and investigations as it deemed appropriate. Although Lazard Freres conducted a review and analysis of the Debtors' business, operating assets and liabilities and the Reorganized Debtors' business plans, it assumed and relied on the accuracy and completeness of all (i) financial and other information furnished to it by the Debtors, and (ii) publicly available information. In addition, Lazard Freres did not independently verify management's projections in connection with such estimates of the reorganization value, and no independent valuations or appraisals of the Debtors were sought or obtained in connection herewith.

     Estimates of the reorganization value do not purport to be appraisals or necessarily reflect the values which may be realized if assets are sold as a going concern, in liquidation, or otherwise.

     In the case of the Reorganized Debtors, the estimates of the reorganization value prepared by Lazard Freres represent the hypothetical reorganization enterprise value of the Reorganized Debtors. Such estimates were developed solely for purposes of the formulation and negotiation of a plan of reorganization and the analysis of implied relative recoveries to creditors thereunder. Such estimates reflect computations of the range of the estimated reorganization enterprise value of the Reorganized Debtors through the application of various valuation techniques and do not purport to reflect or constitute appraisals, liquidation values or estimates of the actual market value that may be realized through the sale of any securities to be issued pursuant to the plan, which may be significantly different than the amounts set forth herein.

     The value of an operating business is subject to numerous uncertainties and contingencies which are difficult to predict, and will fluctuate with changes in factors affecting the financial condition and prospects of such a business. As a result, the estimate of the range of the reorganization enterprise value of the Reorganized Debtors set forth herein is not necessarily indicative of actual outcomes, which may be significantly more or less favorable than those set forth herein. Because such estimates are inherently subject to uncertainties, neither Debtors, Lazard Freres, nor any other person assumes responsibility for their accuracy. In addition, the valuation of newly-issued securities is subject to additional uncertainties and contingencies, all of which are difficult to predict. Actual market prices of such securities at issuance will depend upon, among other things, prevailing interest rates, conditions in the financial markets, the anticipated initial securities holdings of prepetition creditors, some of which may prefer to liquidate their investment rather than hold it on a long-term basis, and other factors which generally influence the prices of securities.

     The Reorganized Debtors may, in its discretion, seek to list its Common Stock for trading. There can be no assurance, however, that the stock will be so listed and, if so listed, that an active trading market would develop.

CORE DIVISIONS

Valuation Methodology

     Lazard performed a variety of analyses and considered a variety of factors in preparing the valuation of the Debtors' core business. While several generally accepted valuation techniques for estimating the Debtors' enterprise value were used, Lazard primarily relied on three methodologies: comparable public company analysis, discounted cash flow analysis, and precedent transactions analysis. Lazard placed different weights on each of these analyses and made judgements as to the relative significance of each analysis in determining the Debtors' indicated enterprise value range. Lazard's valuation must be considered as a whole and selecting just one methodology or portions of the analyses, without considering the analyses as a whole, could create a misleading or incomplete conclusion as to the Debtors' enterprise value. Lazard derived the value of the Debtors' core business according to this methodology.

Comparable Public Company Analysis

     A comparable public company analysis estimates value based on a comparison of the target company's financial statistics with the financial statistics of public companies that are similar to the target company. It establishes a benchmark for asset valuation by deriving the value of "comparable" assets, standardized using a common variable such as EBITDA, EBIT, revenues, earnings and cash flows. The analysis includes a detailed multi-year financial comparison of each company's income statement, balance sheet and cash flow. In addition, each company's performance, profitability, margins, leverage and business trends are also examined. Based on these analyses, a number of financial multiples and ratios are calculated to gauge each company's relative performance and valuation. Lazard placed different weights on each of these multiples and ratios and made judgements as to the relative significance of each in determining the Debtors' enterprise value range. Comparable public company analysis is generally a historic or "backward looking" technique. It relies on the fact that the price that an investor is willing to pay in the public markets for securities of similar publicly traded companies represents the Debtors' current and future prospects as well as the rate of return required on the investment.

     A key factor to this approach is the selection of companies with relatively similar business and operational characteristics to the target company.
Criteria for selecting comparable companies include, among other relevant characteristics, similar lines of businesses, business risks, growth prospects, maturity of businesses, market presence, size and scale of operations. The selection of truly comparable companies is often difficult and subject to interpretation. However, the underlying concept is to develop a premise for relative value, which when coupled with other approaches, presents a foundation for determining firm value.

     Due to the localized nature of the general commercial printing business, each of the Debtors' Divisions competes primarily with substantially smaller private companies for which financial information is not publicly available. Furthermore, the array of printing services offered by and geographic distribution of the Debtors' facilities do not directly reflect those of any comparable public companies. Lazard selected five comparable public companies - Banta Corporation, Consolidated Graphics, R.R. Donnelley & Sons, Mail-Well, Inc. and Quebecor World, Inc. -- after examining all public companies in the general commercial printing industry. The size and products offered by these five companies vary in significant ways, both from the Debtors and from each other. Accordingly, public comparable company analysis may not be a wholly accurate measure of the Debtors' relative value.

Discounted Cash Flow Approach ("DCF")

     The discounted cash flow ("DCF") valuation methodology relates the value of an asset or business to the present value of expected future cash flows to be generated by that asset or business. The DCF methodology is a "forward looking" approach that discounts the expected future cash flows by a theoretical or observed discount rate determined by calculating the average cost of debt and equity for publicly traded companies that are similar the Debtors and adjusting the average cost of equity with an appropriate factor to reflect the turn-around risk inherent in the Debtors' projections.

     This approach relies on the company's ability to project future cash flows with some degree of accuracy. Since the Debtors' projections reflect significant assumptions made by the Debtors' management concerning anticipated results, the assumptions and judgments used in the projections may or may not prove correct and therefore, no assurance can be provided that projected results are attainable or will be realized. Lazard cannot and does not make any representations or warranties as to the accuracy or completeness of the Debtors' projections.

Precedent Transactions Analysis

     Precedent transaction analysis estimates value by examining public merger and acquisition transactions. An analysis of the disclosed purchase price as a multiple of various operating statistics reveals industry multiples for companies in similar lines of businesses to the Debtors. Lazard placed different weights on each of these multiples and made judgments as to their relative significance in determining the Debtors' enterprise value range. These transaction multiples are calculated based on the purchase price (including any debt assumed) paid to acquire companies that are comparable to the Debtors. These multiples are then applied to the Debtors' key operating statistics to determine the total enterprise value or value to a potential strategic buyer.

     Precedent transaction analysis explains other aspects of value. Unlike the comparable public company analysis, the valuation in this methodology includes a "control" premium, representing the purchase of a majority or controlling position in a company's assets. Thus, this methodology generally produces higher valuations than the comparable public company analysis. Other aspects of value that manifest itself in a precedent transaction analyses include: (i) circumstances surrounding a merger transaction may introduce "noise" into the analysis (e.g. an additional premium may be extracted from a buyer in the case of a competitive bidding contest); (ii) the market environment is not identical for transactions occurring at different periods of time; and (iii) circumstances pertaining to the financial position of a company may have an impact on the resulting purchase price (e.g. a company in financial distress may receive a lower price due to perceived weakness in its bargaining leverage)

Since precedent transaction analysis explains other aspects of value besides the inherent value of a company and may be predicated on a limited number of transactions occurring under variable market conditions, there are significant limitations as to its usage in the Debtors' valuation.

NON-CORE DIVISIONS

     The proceeds from each Non-Core Division were estimated according to whether the Division was likely to be sold or liquidated. The valuation placed upon Columbia Graphics and Hederman Brothers, Divisions with respect to which the Debtors have executed or expect to execute Asset Purchase Agreements, reflect the anticipated net proceeds to the Debtors from the sales of these Divisions. EagleDirect, Phillips Litho, Phoenix Communications and Stephenson Printing were valued according to the mid-point percentage recovery liquidation methodology used in the Liquidation Analysis in Appendix B. Liquidation costs
                                                ----------
were estimated according to the mid-point percentage liquidation costs used in

Appendix B, excluding such costs as would pertain exclusively to Chapter 7
----------
liquidations. Technigrafiks, which, as of the date this analysis was prepared, had already been substantially liquidated, was valued according to the net proceeds the Debtors anticipates receiving in the remaining liquidation process.

     THE ESTIMATES OF THE REORGANIZATION VALUE DETERMINED BY LAZARD FRERES REPRESENT ESTIMATED REORGANIZATION VALUES AND DO NOT REFLECT VALUES THAT COULD BE ATTAINABLE IN PUBLIC OR PRIVATE MARKETS. THE IMPUTED ESTIMATE OF THE RANGE OF THE REORGANIZATION EQUITY VALUE OF REORGANIZED THE DEBTORS ASCRIBED IN THE ANALYSIS DOES NOT PURPORT TO BE AN ESTIMATE OF THE POST-REORGANIZATION MARKET TRADING VALUE. ANY SUCH TRADING VALUE MAY BE MATERIALLY DIFFERENT FROM THE IMPUTED ESTIMATE OF THE REORGANIZATION EQUITY VALUE RANGE FOR THE REORGANIZED DEBTORS ASSOCIATED WITH LAZARD FRERES' VALUATION ANALYSIS.